UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Great Plains Energy Incorporated
(Name of Registrant as Specified In Its Charter)

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GREAT PLAINS ENERGY INCORPORATED
ONE KANSAS CITY PLACE
1200 MAIN STREET
KANSAS CITY, MISSOURI 64105

March 28, 2013

Dear Shareholder:

        We are pleased to invite you to the Annual Meeting of Shareholders of Great Plains Energy Incorporated. The meeting will be held at 10:00 a.m. (Central Daylight Time) on Tuesday, May 7, 2013, at Great Plains Energy Incorporated, One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105. Shareholders with special assistance needs should contact the Corporate Secretary, Great Plains Energy Incorporated, One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105, no later than Friday, April 26, 2013.

        At this meeting, you will be asked to:

  1.
  Elect the Company's ten nominees as directors;

  2.
  Vote on an advisory resolution approving the 2012 executive compensation as disclosed in the Proxy Statement (a "say on pay resolution");

  3.
  Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2013; and

  4.
  Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

        The attached Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting. Your vote is important. Please review these materials and vote your shares.

        We hope you and your guest will be able to attend the meeting. Registration and refreshments will be available starting at 9:00 a.m.

Sincerely,

Michael J. Chesser Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2013:
This proxy statement and our 2012 Annual Report are available at https://materials.proxyvote.com/391164

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GREAT PLAINS ENERGY INCORPORATED
One Kansas City Place
1200 Main Street
Kansas City, Missouri 64105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 7, 2013
Time:	10:00 a.m. (Central Daylight Time)
Place:	Great Plains Energy Incorporated One Kansas City Place 1200 Main Street Kansas City, Missouri 64105

PROXY STATEMENT

        This proxy statement and accompanying proxy card are being mailed, beginning March 28, 2013, to holders of our common stock for the solicitation of proxies by our Board of Directors ("Board") for the 2013 Annual Meeting of Shareholders ("Annual Meeting"). The Board encourages you to read this document carefully and take this opportunity to vote on the matters to be decided at the Annual Meeting.

        In this proxy statement, we refer to Great Plains Energy Incorporated as "we," "us," "Company," or "Great Plains Energy," unless the context clearly indicates otherwise.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2013:
This proxy statement and our 2012 Annual Report are available at https://materials.proxyvote.com/391164

ABOUT THE MEETING

Why did you provide me this proxy statement?

        We provided you this proxy statement because you are a holder of our common stock and our Board is soliciting your proxy to vote at the Annual Meeting. As permitted by Securities and Exchange Commission ("SEC") rules, we have mailed to many of our registered and beneficial shareholders a notice regarding the availability of proxy materials (the "Notice") and elected to provide them access to this proxy statement and our 2012 annual report to shareholders electronically via the internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail, unless you request a printed copy. The Notice explains how to access and review the proxy statement and 2012 annual report to shareholders, and how to vote over the internet. If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice. In the future, we may elect to expand electronic delivery and provide all shareholders a Notice rather than incurring the expense of printing and delivering copies of the materials to those who do not request them.

        For information on how to receive electronic delivery of annual shareholder reports, proxy statements and proxy cards, please see "Can I elect electronic delivery of annual shareholder reports, proxy statements and proxy cards?" below.

What will I be voting on?

        At the Annual Meeting, you will be voting on:

  •
  The election of ten directors to our Board;

  •
  An advisory (non-binding) resolution approving the 2012 executive compensation as disclosed in the Proxy Statement (a "say on pay resolution"); and

  •
  The ratification of the appointment of Deloitte & Touche LLP ("Deloitte & Touche") to be our independent registered public accounting firm in 2013.

How does the Board recommend that I vote on these matters?

        The Board recommends that you vote FOR each of the people nominated to be directors, FOR the say on pay resolution, and FOR the ratification of the appointment of Deloitte & Touche.

Who is entitled to vote on these matters?

        You are entitled to vote if you owned our common stock as of the close of business on February 26, 2013 (also referred to as the Record Date). On that day, approximately 153,552,798 shares of our common stock were outstanding and eligible to be voted. Shares of stock held by the Company in its treasury account are not considered to be outstanding, and will not be voted or considered present at the Annual Meeting. At the Annual Meeting, you are entitled to one vote for each share of common stock owned by you at the close of business on the Record Date.

        Business cannot be conducted at the Annual Meeting unless a quorum is present. In order to have a quorum, a majority of the shares of common stock that are outstanding and entitled to vote at the meeting must be represented in person or by proxy. If there are not sufficient votes in attendance at the Annual Meeting in person or by proxy to constitute a quorum for approval of any matters to be voted upon at the Annual Meeting, the Annual Meeting may be adjourned to permit further solicitation of proxies in order to achieve a quorum. Abstentions or withhold votes and broker non-votes will be counted to determine whether there is a quorum present.

Is cumulative voting allowed?

        Cumulative voting is allowed only with respect to the election of our directors. This means that you have a total vote equal to the number of shares you own, multiplied by the number of directors to be elected. Your votes for directors may be divided equally among all of the director nominees, or you may vote for one or more of the nominees in equal or unequal amounts. You may also withhold your votes for one or more of the nominees. If you withhold your votes, these withheld votes will be distributed equally among the remaining director nominees. To exercise your cumulative voting rights, you must call 1-800-690-6903, or vote in person at the Annual Meeting.

How many votes are needed to elect the director nominees?

        The ten director nominees receiving the highest number of FOR votes will be elected. However, pursuant to our Corporate Governance Guidelines, in any uncontested director election, any director nominee who receives a greater number of votes from his or her election withheld than voted "FOR" will be required to promptly tender his or her resignation for consideration by the Board. Within 90 days after certification of the election results, the Board will decide, through a process managed by the Governance Committee and excluding the nominee in question, whether to accept the resignation. Aside from this resignation requirement, withholding authority to vote for some or all of the director nominees, or not returning your proxy card or voting instructions will have no effect on the election of directors. Your broker is not permitted to vote your shares on this matter if no instructions are received from you. Please see "Will my shares held in street name be voted if I don't provide instructions?" on page 6.

How many votes are needed to approve the say on pay resolution?

        The say on pay resolution is advisory and is not binding on the Company or the Board. The Board and the Compensation and Development Committee will, however, consider the outcome of the vote on this resolution when making future executive compensation decisions. The affirmative vote of the holders of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote is required (on a non-binding advisory basis) to approve the say on pay resolution. Abstentions will have the same effect as votes against the proposal. Your broker is not entitled to vote your shares on this matter if no instructions are received from you.

How many votes are needed to ratify the appointment of Deloitte & Touche?

        Ratification requires the affirmative vote of the holders of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote. Your broker is entitled to vote your shares on this matter if no instructions are received from you. Abstentions will have the same effect as votes against ratification. Shareholder ratification of the appointment is not required, but your views are important to the Audit Committee and the Board. If shareholders do not ratify the appointment, our Audit Committee will reconsider the appointment.

When will next year's annual meeting be held?

        Our current By-laws provide that the annual meeting of shareholders will be held on the first Tuesday of May, which would be on May 6, 2014.

How can I submit a proposal to be included in next year's proxy statement?

        To be considered for inclusion in our proxy statement for the 2014 annual meeting, the Company must receive notice on or before November 28, 2013. All proposals must comply with the SEC rules regarding eligibility and type of shareholder proposal. Shareholder proposals should be addressed to: Great Plains Energy Incorporated, 1200 Main Street, Kansas City, Missouri 64105, Attention: Corporate Secretary.

Can I bring up matters at the Annual Meeting other than through the proxy statement?

        If you intend to bring up a matter at a shareholder meeting, other than by submitting a proposal for inclusion in our proxy statement for that meeting, our By-laws require you to give us notice at least 60 days, but no more than 90 days, prior to the date of the shareholder meeting. If we give shareholders less than 70 days' notice of a shareholder meeting date, the shareholder's notice must be received by the Corporate Secretary no later than the close of business on the tenth (10th) day following the earlier of the date of mailing of the notice of the meeting or the date on which public disclosure of the meeting date was made.

        A proposal to be brought up at our 2014 annual meeting, which under our current By-laws would be held on May 6, 2014, must be delivered to us no earlier than February 5, 2014 and no later than March 7, 2014. The notice must contain the information required by our By-laws.

May I ask questions at the Annual Meeting?

        Yes. We expect that all of our directors, executive officers, and representatives of Deloitte & Touche will be present at the Annual Meeting. We will answer your questions of general interest at the end of the Annual Meeting. We may impose certain procedural requirements, such as limiting repetitive or follow-up questions, so that more shareholders will have an opportunity to ask questions.

How can I propose someone to be a nominee for election to the Board?

        The Governance Committee of the Board will consider candidates for director suggested by shareholders, using the process in the "Director Nominating Process" section on page 8.

        Our By-laws require shareholders seeking to make a director nomination to give notice at least 60 days, but not more than 90 days, prior to the date of the shareholder meeting. If we give shareholders less than 70 days' notice of a shareholder meeting date, your notice must be received by the Corporate Secretary no later than the close of business on the tenth (10th) day following the earlier of the date of mailing of the notice of the meeting or the date on which public disclosure of the meeting date was made. Your notice must comply with the information requirements in our By-laws relating to shareholder nominations.

Who is allowed to attend the Annual Meeting?

        If you own our shares as of the record date, you are welcome to attend our Annual Meeting. You will need to register when you arrive at the meeting. We may also verify your name against our shareholder list. To verify your identity, you will be required to present government-issued photo identification, such as a driver's license, state identification card or passport. If you own shares in a brokerage account in the name of your broker or bank ("street name"), you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own our shares, it is possible that you may not be admitted to the meeting.

 ABOUT PROXIES

How can I vote at the Annual Meeting?

        You can vote your shares either by casting a ballot during the Annual Meeting, or by proxy.

Is Great Plains Energy soliciting proxies for the Annual Meeting?

        Yes, our Board is soliciting proxies. We will pay the costs of this solicitation. Proxies may be solicited in person, through the mail, by telephone, facsimile, e-mail or other electronic means by our directors, officers, and employees without additional compensation.

        Morrow & Co. LLC, 470 West Avenue, Stamford, CT 06902, has been retained by us to assist in the solicitation, by phone, of votes for a fee of $7,500, plus a charge of $6.50 per holder for telephone solicitations, and reimbursement of out-of-pocket expenses. We will also reimburse brokers, nominees, and fiduciaries for their costs in sending proxy materials to holders of our shares.

How do I vote by proxy before the Annual Meeting?

        We furnished the proxy materials, including the proxy card, to our registered and beneficial shareholders holding more than 500 shares, or to shareholders who voted in the last annual meeting. These shareholders may also view the proxy materials online at www.proxyvote.com. They may vote their shares by mail, telephone or internet. To vote by mail, these shareholders should simply mark, sign and date the proxy card and return it in the postage-paid envelope provided. To vote by telephone or internet, 24 hours a day, 7 days a week, these shareholders should refer to the proxy card for voting instructions. Please note that shareholders wishing to exercise their right to cumulative voting in the election of Company directors must vote in person at the Annual Meeting or by telephone by calling 1-800-690-6903.

        We mailed a Notice regarding the availability of proxy materials to our other shareholders. These shareholders may choose to view the proxy materials online at the www.proxyvote.com website, or receive a paper or e-mail copy. There is no charge for requesting a copy. These shareholders may vote their shares by internet through www.proxyvote.com, or by phone after accessing this website, or by mail if they request a paper copy of the proxy materials.

        In addition, this Proxy Statement and our 2012 Annual Report are publicly available at https://materials.proxyvote.com/391164.

        If your shares are registered in the name of your broker or other nominee, you should vote your shares using the method directed by your broker or other nominee.

        Properly executed proxies received by the Corporate Secretary before the close of voting at the Annual Meeting will be voted according to the directions provided. If a proxy is returned without shareholder directions, the shares will be voted as recommended by the Board.

What shares are included on the proxy card?

        The proxy card represents all the shares registered to you, including all shares held in your Great Plains Energy Dividend Reinvestment and Direct Stock Purchase Plan ("DRIP") and Great Plains Energy 401(k) Savings Plan (the "401(k) Plan") accounts as of the close of business on February 26, 2013.

Can I change my vote or revoke my proxy?

        You may revoke your proxy at any time before the close of voting by:

  •
  written notice to the Corporate Secretary;

  •
  submission of a proxy bearing a later date; or

  •
  casting a ballot at the Annual Meeting.

        If your shares are held in street name, you must contact your broker or nominee to revoke your proxy. If you would like to vote in person, and your shares are held in street name, you should contact your broker or nominee to obtain a broker's proxy card and bring it, together with proper identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting.

I have Company shares registered in my name, and also have Company shares in a brokerage account. How do I vote these shares?

        Any shares that you own in street name are not included in the total number of shares that are listed on your proxy card. Your bank or broker will send you directions on how to vote those shares.

Will my shares held in street name be voted if I don't provide instructions?

        The current New York Stock Exchange ("NYSE") rules allow brokers to vote shares on certain "routine" matters for which their customers do not provide voting instructions. The ratification of the appointment of Deloitte & Touche, assuming that no contest arises, is considered a "routine" matter on which your broker can vote your shares without your instructions. The proposals relating to the election of directors and the say on pay resolution are not "routine" proposals and therefore, if you do not instruct your broker how to vote with respect to these proposals, your shares will not count and will be treated as "broker non-votes." The ten director nominees receiving the highest number of "FOR" votes will be elected. Because there is no minimum vote required for the election of directors, broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

Is my vote confidential?

        We have a policy of voting confidentiality. Your vote will not be disclosed to the Board or our management, except as may be required by law and in other limited circumstances.

 ABOUT HOUSEHOLDING

Are you "householding" for your shareholders with the same address?

        Yes. Shareholders that share the same last name and household mailing address with multiple accounts will receive a single copy of the shareholder documents (annual report, proxy statement, prospectus or other information statement) that we send unless we are instructed otherwise. Each such registered shareholder will continue to receive a separate proxy card. Any shareholder who would like to receive separate shareholder documents may call or write us at the address below, and we will promptly deliver them. If you received multiple copies of the shareholder documents and would like to receive combined mailings in the future, please call or write us at the address below. Shareholders who hold their shares in street name should contact their bank or broker regarding combined mailings.

Great Plains Energy Incorporated
Investor Relations
P.O. Box 418679
Kansas City, MO 64141-9679
1-800-245-5275

Can I elect electronic delivery of annual shareholder reports, proxy statements and proxy cards?

        Yes. You can elect to receive future annual shareholder reports, proxy statements and proxy cards electronically via the internet. To sign up for electronic delivery, please follow the instructions on the proxy card to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

ELECTION OF DIRECTORS
Item 1 on the Proxy Card

        The ten nominees presented have been recommended to the independent directors of the Board by the Governance Committee to serve as directors until the next annual meeting of shareholders and until their successors are elected and qualified. Each nominee has consented to stand for election, and the Board does not anticipate any nominee will be unavailable to serve. In the event that one or more of the director nominees should become unavailable to serve at the time of the Annual Meeting, shares represented by proxy may be voted for the election of a nominee to be designated by the Board. Proxies cannot be voted for more than ten nominees.

Nominees for Directors

        The following persons are nominees for election to our Board:

Terry Bassham	James A. Mitchell
David L. Bodde	Ann D. Murtlow
Randall C. Ferguson, Jr.	John J. Sherman
Gary D. Forsee	Linda H. Talbott
Thomas D. Hyde	Robert H. West

The Board of Directors recommends a vote FOR each of the ten listed nominees.

Director Nominating Process

        The Governance Committee administers the process of identifying potential director nominees, and evaluates and recommends director nominees to the independent directors of the Board.

        The Governance Committee takes into account a number of factors when considering director nominees, as described in our Corporate Governance Guidelines. Director nominees identified by shareholders would be evaluated in the same way as nominees identified by the Governance Committee. Director nominees are selected based on their practical wisdom, mature judgment, the diversity of their backgrounds, and their financial acumen and business experience. Nominees should possess the highest levels of personal and professional ethics, integrity, and values and be committed to representing the interests of shareholders. Under our Corporate Governance Guidelines, the Governance Committee may also consider in its assessment the Board's diversity in its broadest sense, reflecting geography, age, gender, and ethnicity, as well as other appropriate factors such as the competency categories described in the "Director Nominee Qualifications" section below. Although the Board has not established a formal diversity policy to be used to identify director nominees, the Governance Committee and the Board believe that a diverse board of directors is desirable to expand the Board's collective knowledge and expertise, as well as to evaluate management and positively influence the Company's performance.

        The Board conducts annual self-evaluations to determine whether it and its Committees are functioning effectively. As part of this process, written Board and Committee self-assessment surveys are completed by all Board and Committee members. The Chair of the Governance Committee also solicits input from Board members regarding each individual Board member's effectiveness. Each Board Committee receives and discusses the results of its self-evaluation, and the Governance Committee receives and discusses the results of the Board and all Committee self-evaluations. The results are also discussed with the full Board. The Board believes that the effectiveness of Board diversity is appropriately considered through the overall evaluation of Board and Committee effectiveness.

Director Nominee Qualifications

        The Board oversees the shareholders' interests in the long-term health and success of the Company's business, and directs, oversees and monitors the performance of management. The Board believes that its effectiveness in carrying out its responsibilities depends not only upon the particular experience, qualifications, attributes and skills that each director possesses, but also upon their ability to function well as a collegial body and to work collaboratively. The Board combines the unique expertise and diverse perspectives of its members so that the capability of the group exceeds the sum of the capabilities of the individual members. It engages in "constructive dissent" with management in order to ensure that appropriate risk assessment and mitigation plans are in place, and oversees the resolution of critical issues as they arise.

        The Board's objective is to have a well-rounded and diverse membership possessing in aggregate the skill sets and core competencies needed at the Board level for the Company to achieve long-term success. The core competencies listed below have been identified as needed to deliver sustainable long-term shareholder and customer value.

        In 2012, the Board, under the leadership of the Governance Committee, conducted a formal review of the set of competencies that the Board has used in recent years to evaluate and recommend director nominees. The Board concluded that the set of competencies continues to be appropriate and grouped the competencies into the following interrelated categories:

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  Strategy Development and Execution.  The Company's business is focused on its regulated electric utilities. The utility industry in general, and the Company in particular, are subject to extensive and dynamic regulation and operate in a complex and evolving technological environment. The Board monitors and oversees the effective development and execution of the Company's strategy.

  •
  Federal and State Regulation and Compliance.  The utility industry is subject to stringent compliance and regulatory requirements mandated by numerous federal and state agencies, which adds significant complexity to strategy development and execution, risk management, compliance oversight and operations. The Board in general, and the Audit Committee in particular, monitor and oversee the Company's regulatory and compliance activities.

  •
  Alignment of Company Culture and Compensation and Development.  The Company is only as strong as its employees. To create long-term shareholder and customer value, the Company must attract, retain and develop a strong team of people. The Company's culture and its compensation and development programs are fundamental to achieving this goal. The Board in general, and the Compensation and Development Committee in particular, oversee compensation, develop policies and practices for senior management, and monitor such policies and practices throughout the Company.

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  Accounting, Finance and Investment Management.  The Company is capital-intensive and access to the financial markets at reasonable cost is critical. The Board in general, and the Audit Committee in particular, monitor and oversee the Company's investment decisions, liquidity needs, potential sources of capital, budgeting, internal and external auditing, financing plans and financial performance and reporting.

  •
  Operational Focus.  Utility operations are technologically complex, and in many areas require very specialized skill sets. Utilities are increasingly installing integrated communications to support real-time control, information and data exchange as well as to optimize system reliability, asset utilization, and security. The Board monitors and oversees operations and infrastructure expansion projects to ensure safe, reliable and secure generation and delivery of electricity.

  •
  Marketing and End-use Technology Solutions.  While the Company's retail customers currently do not have numerous energy provider alternatives, the industry continues to change, and the ability to offer new value- added products or services will become increasingly challenging. The Board monitors and oversees the Company's efforts to maintain a sustainable competitive advantage in providing energy products and programs that help customers better control their energy usage.

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  Community and Political Relations.  The Company's retail customer service areas are fixed by the state utility commissions, and the health and growth potential of the Company are directly tied to the communities it serves. The Company also is subject to extensive regulatory requirements. The Board monitors and oversees the Company's actions to strengthen local and regional economic development and to effectively respond to the regulatory and political processes.

  •
  Personal Attributes.  The success of the Company depends not only on the preceding expertise-based competencies, but equally on the qualities and attributes of the directors, both individually and as a group. These attributes and qualities include, among others: practical wisdom; mature judgment; the highest level of personal and professional ethics, integrity and values; commitment to representing the interests of shareholders, customers and their communities; critical analysis skills; and the courage to act constructively and independently when sound judgment dictates and/or circumstances require.

        Each director nominee provided a self-evaluation against these core competencies, and the Board as a whole evaluated the contribution level of each director, using the categories of "exert thought leadership," "contributor" and "interested questioner." Each director was considered to "exert thought leadership" in the Personal Attributes category, as well as in several other categories noted in their individual sections below.

        The following summarizes the recent business experience of each nominee for at least the last five years, and the specific experience, qualifications, attributes and skills that led the Board to the conclusion that each nominee should serve as a director in light of the Company's business and structure. The Board believes that the items noted for each nominee demonstrate the superior leadership, high performance standards, mature judgment, strategic planning capabilities, and the ability to understand and oversee the Company's strategies, operations and management of the complex issues the Company faces.

Terry Bassham	Director since 2011
Mr. Bassham, 52, is President (since May 2011) and Chief Executive Officer (since June 2012) of Great Plains Energy, Kansas City Power & Light Company ("KCP&L"), and KCP&L Greater Missouri Operations Company ("GMO"). The Board has appointed Mr. Bassham to serve as Chairman of the Board following the shareholders meeting. He served as Chief Operating Officer of Great Plains Energy, KCP&L, and GMO (2011-2012). He served as Executive Vice President—Utility Operations of KCP&L and GMO (2010-2011), Executive Vice President—Finance and Strategic Development and Chief Financial Officer of Great Plains Energy (2005-2010) and of KCP&L and GMO (2009-2010). He was Chief Financial Officer of KCP&L (2005-2008) and GMO (2008). Mr. Bassham also serves on the board of Commerce Bancshares, Inc. Mr. Bassham is also a director of our two public utility subsidiaries, KCP&L and GMO.

Mr. Bassham holds a Bachelor of Business Administration degree in accounting from the University of Texas-Arlington and a Juris Doctor degree from St. Mary's University Law School in San Antonio, Texas. Mr. Bassham has extensive regulated public utility experience with over 25 years in the industry. As President and Chief Executive Officer of the Company and the former Chief Operating Officer, he also brings to the Board deep insight and knowledge about the operations and capabilities of the Company. He is considered to "exert thought leadership" in the Strategy Development and Execution, Federal and State Regulation and Compliance, Alignment of Company Culture and Compensation and Development, Accounting, Finance and Investment Management, Operational Focus, and Community and Political Relations competency categories.
David L. Bodde	Director since 1994
Dr. Bodde, 70, is the Senior Fellow and Professor at Clemson University (since 2004). He previously held the Charles N. Kimball Chair in Technology and Innovation (1996-2004) at the University of Missouri-Kansas City. He is a trustee of The Commerce Funds (1994-present). Prior to academic service, he was Vice President of the Midwest Research Institute and President of its subsidiary, MRI Ventures, Inc. Dr. Bodde served as a member of the Audit and Compensation and Development Committees in 2012. Dr. Bodde is also a director of KCP&L and GMO.

Dr. Bodde has master of science degrees in nuclear engineering and management from the Massachusetts Institute of Technology, and a doctor of business administration degree from Harvard University. He has extensive experience in research, teaching, writing and consulting on energy policy, electric utility strategy and enterprise risk management, and technology assessment. His current work focuses on managing the risks of emerging energy technologies, especially related to electric utilities. His latest book, Chance and Intent, concerns managing the risks of innovation and entrepreneurship. His experience as a director provides valuable perspective and institutional knowledge to the Board's discussions and actions. He is considered to "exert thought leadership" in the Strategy Development and Execution, Federal and State Regulation and Compliance, Operational Focus, and Marketing and End-use Technology Solutions competency categories.

Randall C. Ferguson, Jr.	Director since 2002
Mr. Ferguson, 61, was the Senior Partner for Business Development for Tshibanda & Associates, LLC (2005-2007), a consulting and project management services firm committed to assisting clients to improve operations and achieve long-lasting, measurable results. He previously served as Senior Vice President Business Growth & Member Connections with the Greater Kansas City Chamber of Commerce (2003-2005). Mr. Ferguson served on the Audit and Governance Committees in 2012. Mr. Ferguson is also a director of KCP&L and GMO.

Mr. Ferguson has extensive and varied senior management leadership experience and accomplishments gained through his 30-year career at IBM and at Tshibanda & Associates. He has broad strategic experience and insight into economic growth and policy through his prior leadership position at the Greater Kansas City Chamber of Commerce. Mr. Ferguson also brings a strong focus on the Company's community service and diversity activities. He has been recognized for his leadership and community service on numerous occasions, including recognition by The Kansas City Globe as one of Kansas City's most influential African Americans. He is considered to "exert thought leadership" in the Federal and State Regulation and Compliance, Alignment of Company Culture and Compensation and Development, Marketing and End-use Technology Solutions, and Community and Political Relations competency categories.
Gary D. Forsee	Director since 2008
Mr. Forsee, 62, was President of the four-campus University of Missouri System (2008-2011), the state's premier public institution of higher learning. He previously served as Chairman of the Board (2006-2007) and Chief Executive Officer (2005-2007) of Sprint Nextel Corporation, and Chairman of the Board and Chief Executive Officer (2003-2005) of Sprint Corporation. He also serves on the board of Ingersoll-Rand Public Limited Company (2007-present). Mr. Forsee served as a member of the Executive, Audit and Compensation and Development Committees in 2012. Mr. Forsee is also a director of KCP&L and GMO.

Mr. Forsee has extensive and varied senior management leadership experience and accomplishments gained as President of the University of Missouri System and through his more than 35-year telecommunications career at Sprint Nextel, BellSouth Corporation, Global One, AT&T and Southwestern Bell. Mr. Forsee's experience and insight acquired through managing large technologically complex and rapidly changing companies in dynamic regulatory environments is of particular value to the Company, which is facing similar challenges. He is considered to "exert thought leadership" in the Strategy Development and Execution, Alignment of Company Culture and Compensation and Development, Accounting, Finance and Investment Management, Operational Focus, and Marketing and End-use Technology Solutions competency categories.
Thomas D. Hyde	Director since 2011
Mr. Hyde, 64, served as Executive Vice President, Legal Compliance, Ethics and Corporate Secretary of Wal-Mart Stores, Inc. ("Wal-Mart"), an international retail store operator (2005-2010). Mr. Hyde previously served as Executive Vice President, Legal and Corporate Affairs and Corporate Secretary of Wal-Mart (2003-2005), and as Executive Vice President, Senior General Counsel of Wal-Mart (2001-2003). He served on the board of Vail Resorts, Inc. (2006-2012). He serves as a Trustee of the University of Missouri-Kansas City (2010-present). Mr. Hyde served as a member of the Audit and Governance Committees in 2012. Mr. Hyde is also a director of KCP&L and GMO.

Mr. Hyde has extensive and varied senior management leadership experience and accomplishments. Mr. Hyde graduated from the University of Kansas in 1970 with a degree in English. He received his law degree from the University of Missouri—Kansas City in 1975, and earned an MBA in Finance from the University of Kansas in 1981. He is considered to "exert thought leadership" in the Strategy Development and Execution, Federal and State Regulation and Compliance, and Accounting, Finance and Investment Management competency categories.

James A. Mitchell	Director since 2002
Mr. Mitchell, 71, is the Executive Fellow-Leadership, Center for Ethical Business Cultures (since 1999), a non-profit organization assisting business leaders in creating ethical and profitable cultures. He retired as the Chairman and Chief Executive Officer of IDS Life Insurance Company, a subsidiary of the American Express Company, in 1999. He also served on the board of Capella Education Company (1999-2009). Mr. Mitchell served on the Executive, Compensation and Development, and Governance Committees in 2012. Mr. Mitchell is also a director of KCP&L and GMO.

Mr. Mitchell has extensive and varied senior management leadership experience and accomplishments gained through his 36-year career at IDS Life Insurance Company, American Express and CIGNA, which are highly regulated businesses, as is the Company. His nationally recognized business ethics leadership provides unique value and support to the Company's commitment to ethical business conduct. Mr. Mitchell founded the James A. and Linda R. Mitchell/American College Forum on Ethical Leadership in Financial Services. In 2008, Mr. Mitchell was named one of the "100 Most Influential People in Business Ethics" by Ethisphere. He is considered to "exert thought leadership" in the Strategy Development and Execution, Federal and State Regulation and Compliance, Alignment of Company Culture and Compensation and Development, and Marketing and End-use Technology Solutions competency categories.
Ann D. Murtlow	Director since 2013
Ms. Murtlow, 52, is Principal of AM Consulting LLC (2011-present), which provides business strategy and leadership consulting to businesses, non-profit organizations and academic institutions. Effective April 1, 2013, she will assume the position of President and Chief Executive Officer of United Way of Central Indiana. Ms. Murtlow previously served as Vice President and Group Manager of AES Corporation (1999-2011) and President, Chief Executive Officer and Director of Indianapolis Power & Light Company ("IPL") and IPALCO Enterprises (2002-2011), owned by AES Corporation. Ms. Murtlow has served on the boards of the Federal Reserve Bank of Chicago (2007-2012) and AEGIS Insurance Services, Inc. (2009-2011). She currently serves on the boards of First Internet Bancorp (2013-present), Herff Jones (2009-present) and Wabash National Corporation (2013-present). Ms. Murtlow joined the Board in 2013 and serves on the Audit and Governance Committees. Ms. Murtlow is also a director of KCP&L and GMO.

Ms. Murtlow has extensive and varied senior management leadership experience and accomplishments gained through her career at AES Corporation and Bechtel Corporation. Her expertise acquired at IPL and IPALCO brings deep insight and knowledge about the operations and challenges of a vertically integrated, regulated electric utility. Ms. Murtlow has been named a Board Leadership Fellow by the National Association of Corporate Directors. She is considered to "exert thought leadership" in the Strategy Development and Execution, Federal and State Regulation and Compliance, Operational Focus, and Community and Political Relations competency categories.

John J. Sherman	Director since 2009
Mr. Sherman, 57, is currently Chief Executive Officer, President and Director of NRGM GP, LLC, the general partner of Inergy Midstream, L.P.(2011-present). He also serves as Chief Executive Officer and a director of Inergy GP, LLC (the managing general partner of Inergy, L.P.) (2001-present). He formerly served as President, Chief Executive Officer and a director of Inergy Holdings GP, LLC (2005-2010). Mr. Sherman served on the Executive, Audit, and Compensation and Development Committees in 2012. Mr. Sherman is also a director of KCP&L and GMO.

Mr. Sherman has extensive and varied senior management leadership experience, accomplishments and energy policy expertise gained through his career in the propane industry with Inergy, Dynegy, LPG Services Group (which he co-founded) and Ferrellgas. In addition to this expertise, Mr. Sherman brings a strong entrepreneurial focus to the Company's strategic planning. He is considered to "exert thought leadership" in the Strategy Development and Execution, Alignment of Company Culture and Compensation and Development, Operational Focus, and Accounting, Finance and Investment Management competency categories.
Linda H. Talbott	Director since 1983
Dr. Talbott, 72, is President and Chief Executive Officer of Talbott & Associates (since 1975), consultants in strategic planning, philanthropic management and development to foundations, corporations, and non-profit organizations. She is also Chair and Director of the Center for Philanthropic Leadership. Dr. Talbott served as the Advising Director for Corporate Social Responsibility and on the Governance and Compensation and Development Committees in 2012. Dr. Talbott is also a director of KCP&L and GMO.

Dr. Talbott brings unique value and insight to the direction and oversight of the Company's community and societal activities through her consulting and leadership on philanthropy, non-profit leadership and corporate governance. Her extensive involvement with philanthropic and non-profit organizations gives her a deep understanding of local, national and international social needs and issues, and the social responsibilities of business organizations in general and the Company in particular. Her long tenure as a director also provides valuable perspective and institutional knowledge to the Board's discussions and actions. She is considered to "exert thought leadership" in the Strategy Development and Execution, Alignment of Company Culture and Compensation and Development, Operational Focus, Marketing and End-use Technology Solutions and the Community and Political Relations competency categories.
Robert H. West	Director since 1980
Mr. West, 74, retired in July 1999 as Chairman of the Board of Butler Manufacturing Company, a supplier of non-residential building systems, specialty components and construction services. He formerly served on the boards of Commerce Bancshares, Inc. (1985-2010) and Burlington Northern Santa Fe Corporation (1980-2010). Mr. West served as the Lead Director of the Board and as a member of the Executive, Audit, Compensation and Development, and Governance Committees in 2012.

Mr. West has extensive and varied senior management leadership experience and accomplishments gained through his 31-year career at Butler Manufacturing Company. Mr. West brings a broad perspective of corporate governance responsibilities through his service as a director with Commerce Bancshares, Inc. and Burlington Northern Santa Fe Corporation. Additionally, the knowledge and experience gained as a director of these companies provides deep knowledge and insight to the Company's financial reporting process as well as its capital financing plans and activities. His long tenure as a director also provides valuable perspective and institutional knowledge to the Board's discussions and actions. He is considered to "exert thought leadership" in the Strategy Development and Execution, Accounting, Finance and Investment Management and Operational Focus competency categories.

CORPORATE GOVERNANCE

        We are committed to the principles of good corporate governance. Lawful and ethical business conduct is required at all times from our directors, officers and employees. Our business, property and affairs are managed under the direction of our Board, in accordance with Missouri General and Business Corporation Law and our Articles of Incorporation and By-laws. Although directors are not involved in the day-to-day operating details, they are informed of our business through written reports and documents regularly provided to them. We have described below certain key corporate governance and ethics policies and practices which we have adopted to manage the Company. We believe these policies and practices are consistent with our commitments to good corporate governance, ethical business practices and the best interests of our shareholders.

        Board Attendance at Annual Meeting.    All directors are expected to attend the Annual Meeting. All directors were present at the 2012 annual meeting.

        Board Leadership Structure.    Prior to Mr. Chesser's retirement as Chief Executive Officer, the Board used a Lead Director plus Chairman and Chief Executive Officer structure. During such time, Mr. Chesser was Chairman of the Board and Chief Executive Officer, and Mr. West served as Lead Director. Following Mr. Chesser's retirement, the Board determined that Mr. Chesser should continue to serve as Chairman of the Board to ensure a smooth transition, and that Mr. West should continue to serve as the Lead Director. In February 2013, Mr. Chesser indicated that he will not stand for re-election to the Board. Consequently, the Board selected Mr. Bassham to serve as Chairman following the end of Mr. Chesser's term. The Board has delegated oversight, monitoring and other responsibilities to its standing committees, as described in the Company's By-laws and in the applicable Committee charters, subject to the Board's continuing general oversight and monitoring. Except for the Executive Committee, the chairs of the standing committees are independent members of the Board.

        The Lead Director is an independent director elected annually by the independent members of the Board. The Lead Director is responsible for (i) presiding over all meetings including executive sessions of the independent members of the Board at which the Chairman is not present; (ii) calling meetings of the independent directors and special meetings of the Board; (iii) serving as the principal liaison between the Chairman and the independent directors; (iv) approving Board meeting agendas and schedules to assure there is sufficient time for discussion of all agenda items; (v) keeping abreast of key Company activities and advising the Chairman as to the quality and quantity of the flow of information from Company management; (vi) speaking on behalf of the Board in the Chairman's absence to communicate to journalists, investors, analysts, investment advisors or third parties; (vii) being available for consultation and direct communications with major shareholders; (viii) engaging or assisting in recommending consultants who work with and report directly to the Board; and (ix) other duties as the Board may delegate. The Lead Director is also available for discussion with individual directors regarding key issues, individual performance, or any other matters relating to enhanced Board effectiveness.

        The Board believes that this structure has been and continues to be an appropriate corporate governance structure for the Company, given each role's responsibilities, and the leadership, experience and other qualities of the persons occupying these roles. As implemented by the Company, the combined Chairman of the Board and Chief Executive Officer role focuses on the accountability and responsibility of achieving the Company's objectives, and the Lead Director role provides the independent members of the Board with effective Board leadership, oversight and monitoring of the Company and its management. The Board believes that the Chief Executive Officer is well-positioned to lead discussions regarding the Company's strategy. Moreover, the Chief Executive Officer's operating knowledge of the Company and regular interactions with management provide him with the ability to highlight significant issues for Board consideration.

        Board Oversight of Risk Management.    As described in our Corporate Governance Guidelines, the Board oversees the Company's annual risk assessment and mitigation plans. The Board has delegated specific risk oversight responsibility to its Committees, as summarized below and as described in those Committees' charters. The Governance Committee is charged with ensuring that the Board and its Committees are effectively executing their respective risk governance roles. The chair of each Committee reports on Committee activities to the full Board at each meeting. Each member serves on at least two Board Committees, and members may attend any other Committee's meeting (except non-independent members cannot attend executive sessions). This structure facilitates broad communication, monitoring and oversight of risks at the Committee level.

        The full Board receives updates on significant events and the status of, and changes in, the risks or mitigation plans. In addition to these Board and Committee risk management oversight processes, Company management makes presentations focusing in-depth on one or more significant risk areas and the Company's corresponding mitigation plans and activities at each regularly scheduled Board meeting. The current roles of the Board and Committees in risk oversight were inherent in, or integrated into, the existing Board governance framework with no effect on the Board's leadership structure.

        Meetings of the Board.    The Board held eight meetings in 2012. Each of our directors attended at least 90 percent of the aggregate number of meetings of the Board and Committees to which he or she was assigned. The independent members of the Board also held regularly scheduled executive sessions, presided over by Mr. West, as Lead Director, with no members of management present.

        The following table identifies the current Board members and the committees on which they serve:

Name	Audit	Compensation and Development	Governance	Executive

David L. Bodde	X	X

Michael J. Chesser				Chairman

Randall C. Ferguson, Jr.	X		X

Gary D. Forsee	Chairman	X		X

Thomas D. Hyde	X		X

James A. Mitchell		X	Chairman	X

Ann D. Murtlow	X		X

John J. Sherman	X	Chairman		X

Linda H. Talbott		X	X

Robert H. West	X	X	X	X

Number of Meetings Held in 2012	6	6	5	0

        Mr. Chesser will not stand for re-election at the annual meeting, and Ms. Murtlow was elected to the Board effective February 11, 2013. Mr. Bassham does not currently serve on any committees of the Board.

        Committees of the Board.    The Board's four standing committees are described below.

          Executive Committee— exercises the full power and authority of the Board to the extent permitted by Missouri law. The Committee generally meets when action is necessary between scheduled Board meetings. The Committee's current members are Messrs. Chesser (Chairman), Forsee, Mitchell, Sherman and West.

          The Committee did not meet in 2012.

          Audit Committee— oversees the auditing, accounting and financial reporting of the Company including:

    •
    monitoring the integrity of the Company's financial statements including the reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance;

    •
    reviewing the independence, qualifications and performance of the Company's independent auditors and the Audit Services department;

    •
    providing an avenue of communication among the independent auditors, management, the Audit Services department and the Board; and

    •
    preparing all reports and other disclosures required of the Audit Committee by the SEC for inclusion in the Company's proxy statement.

          The Committee's current members are Messrs. Forsee (Chairman), Ferguson, Hyde, Sherman, and West, Dr. Bodde and Ms. Murtlow. All members of the Audit Committee are "independent," as defined for audit committee members by the NYSE listing standards. The Board identified Messrs. Forsee, Hyde, Sherman and West as independent "audit committee financial experts" as that term is defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.

          The Committee held six meetings in 2012.

          Compensation and Development Committee— reviews and assists the Board in overseeing compensation and development matters including:

    •
    discharging the Board's responsibilities relating to compensation of the Company's officers and directors;

    •
    establishing an overall compensation philosophy of the Company that aligns the interests of directors and officers with the interests of the Company's shareholders;

    •
    evaluating and recommending for approval by the independent members of the Board all compensation of officers, including base salaries, incentives, and other compensation and benefit programs;

    •
    ensuring the development of existing and emerging executive talent within the organization; and

    •
    reviewing and discussing preparation of the Compensation Discussion and Analysis ("CD&A") with management and preparing the required Committee report, monitoring disclosure regarding compensation matters in the Company's SEC filings and recommending whether the CD&A should be included in the Company's proxy statement or annual report on Form 10-K.

          The Committee's current members are Messrs. Sherman (Chairman), Forsee, Mitchell, and West, and Drs. Bodde and Talbott. The Committee held six meetings in 2012.

          The processes and procedures for considering and determining executive compensation, including the Committee's authority and role in the process, its delegation of authority to others, and the roles of our executive officers and third-party executive compensation consultants are described in the "Compensation Discussion and Analysis" section starting on page 23.

          Governance Committee— reviews and assists the Board with all corporate governance matters including:

    •
    ensuring the Board monitors the effectiveness of the corporate governance of the Company and its subsidiaries;

    •
    developing, recommending and monitoring a set of appropriate corporate governance principles applicable to the Company;

    •
    ensuring the identification and recommendation to the independent directors of the Board individuals qualified to become board members;

    •
    proactively identifying and, as appropriate, adopting governance best practices relating to effective processes for Board evaluation; and

    •
    monitoring the effectiveness of the Company's social responsibility program in meeting community and environmental stewardship needs in supporting the Company's business goals and strategic intent.

        The Committee's current members are Messrs. Mitchell (Chairman), Ferguson, Hyde, and West, Dr. Talbott and Ms. Murtlow. The Committee held five meetings in 2012.

        Corporate Governance Guidelines, Committee Charters and Code of Ethical Business Conduct.    The Board has adopted written Corporate Governance Guidelines to assist the Board and its Committees in carrying out their responsibilities. Each of the Executive, Audit, Compensation and Development, and Governance Committees has a written charter that describes its purposes, responsibilities, operations and reporting to the Board. The Corporate Governance Guidelines and Committee charters provide a clear view of how the Board and its Committees function.

        Lawful and ethical business conduct is required at all times. Our Board has adopted a Code of Ethical Business Conduct (the "Code"), which applies to our directors, officers and employees. Although the Code is designed to apply directly to our directors, officers and employees, we expect all parties who work on behalf of the Company to embrace the spirit of the Code. The Code is one part of our process to ensure lawful and ethical business conduct throughout the Company; other parts of the process include policies and procedures, compliance monitoring and reporting, and annual training on various areas of the law and the Code. We established the toll-free "ConcernsLine" years ago. The ConcernsLine is independently administered and is available 24 hours a day, every day, for the confidential and anonymous reporting of concerns and complaints by anyone inside or outside the Company. The ConcernsLine number is listed in our Code.

        Our Corporate Governance Guidelines, Committee charters and the Code are available on the Company's website at www.greatplainsenergy.com. The website and its contents are not part of this proxy statement. These documents are also available in print to any shareholder upon request. Requests should be directed to Corporate Secretary, Great Plains Energy Incorporated, 1200 Main Street, Kansas City, MO 64105. The Company intends to disclose any change in the Code, or any waiver from a provision in the Code granted to an executive officer or a director, by posting such information on its website or by filing a Form 8-K.

DIRECTOR INDEPENDENCE

        Our Corporate Governance Guidelines require that a majority of our directors be independent as determined in accordance with the NYSE listing standards, as well as other independence standards that the Board may adopt. The NYSE rules provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company. The Board has adopted Director Qualification Standards, which are contained in the Company's Corporate Governance Guidelines, to assist it in making director independence determinations. Our Corporate Governance Guidelines are available on our website, www.greatplainsenergy.com. Our Director Qualification Standards conform to the NYSE objective independence standards.

        With the assistance of legal counsel to the Company, the Governance Committee reviewed the applicable legal standards for Board and Committee member independence and the Director Qualification Standards. The Governance Committee also reviewed an analysis of the information provided by each director in the annual questionnaire, and a report of transactions between the Company and director-affiliated entities. The Governance Committee reported its independence determination recommendations to the full Board, and the Board made its independence determinations based on the Governance Committee's report and the supporting information. In making its independence determinations, the Board considered ordinary course commercial, charitable, and other transactions. None of the identified transactions were considered "related party" transactions required to be disclosed in this proxy statement.

        Based on this review, the Board affirmatively determined at its February 2013 meeting that the following directors (who are also nominees for directors at our Annual Meeting) are independent under the director qualification standards:

David L. Bodde	Thomas D. Hyde	John J. Sherman
Randall C. Ferguson, Jr.	James A. Mitchell	Linda H. Talbott
Gary D. Forsee	Ann D. Murtlow	Robert H. West

        Only independent directors are members of our Audit, Compensation and Development, and Governance Committees. All members of our Audit Committee also meet the additional NYSE and SEC independence requirements.

        The Board determined that Messrs. Chesser and Bassham are not independent under the Director Qualification Standards, because Mr. Bassham is an executive officer of the Company and Mr. Chesser recently served as an executive officer of the company.

RELATED PARTY TRANSACTIONS

        The Board has adopted a written policy governing the identification, review, approval, consideration or ratification of related party transactions. The policy applies to any transaction in which the Company (including any of its subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000 in the aggregate, and in which any related party had, has or will have a direct or indirect material interest, but excludes any transaction that meets the preapproval thresholds set forth in our related party transaction policy. There were no related party transactions in 2012. Related party transactions are to be submitted to the Governance Committee for consideration at the next Governance Committee meeting or if it is not practicable or desirable for the Company to wait until the next Governance Committee meeting, to the Chair of the Governance Committee. The Governance Committee (or the Chair) intends to approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders. The Chair of the Governance Committee reports to the Governance Committee at its next meeting any approval under the related party transactions policy pursuant to delegated authority.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation and Development Committee is or was an officer or employee of Great Plains Energy or its subsidiaries. None of our executive officers served as a director or was a member of the compensation committee (or equivalent body) of any entity where a member of our Board or Compensation and Development Committee was also an executive officer.

 BOARD POLICY REGARDING COMMUNICATIONS

        The Company has a process for communicating with the Board. Communications from interested parties to the non-management members of the Board can be directed to:

    Chair, Governance Committee
    Great Plains Energy Incorporated
    1200 Main Street
    Kansas City, MO 64105
    Attn: Corporate Secretary

        All communications will be forwarded directly to the chair of the Governance Committee to be handled on behalf of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS

        The following tables show, as of February 11, 2013, beneficial ownership of Company common stock by (i) each named executive officer ("NEO"), (ii) each director, (iii) all directors and executive officers as a group, and (iv) each shareholder who the Company knows is a beneficial owner of more than five percent of the outstanding shares of the Company's common stock (based on SEC filings). The total of all shares owned by directors and executive officers represents less than one percent of our outstanding shares. Our management has no knowledge of any person (as defined by the SEC) who owns beneficially more than five percent of our common stock, except as described below. Except as noted below, the Company believes that the persons listed have sole voting and investment power with respect to the securities listed.

Security Ownership of Directors and Executive Officers

Name	Beneficially Owned Shares (#)	Vested Stock Options and Options that Vest Within 60 Days (#)	Share Equivalents to be Settled in Stock (1) (#)	Total Share Interest (#)	Percent Of Class (%)

Named Executive Officers

Terry Bassham	149,159 (2)	—	—	149,159	*

James C. Shay	56,831 (3)	—	—	56,831	*

Scott H. Heidtbrink	56,428 (4)	—	—	56,428	*

Heather A. Humphrey	18,291 (5)	—	—	18,291	*

Michael L. Deggendorf	40,544 (6)	—	—	40,544	*

Non-Management Directors

David L. Bodde	17,951 (7)	—	14,416	32,367	*

Michael J. Chesser	175,856 (8)	—	—	175,856	*

Randall C. Ferguson, Jr.	7,629 (9)	—	14,416	22,045	*

Gary D. Forsee	5,500	—	12,153	17,653	*

Thomas D. Hyde	4,637	—	—	4,637	*

James A. Mitchell	24,310	—	—	24,310	*

Ann D. Murtlow	—	—	—	—	*

John J. Sherman	20,883	—	—	20,883	*

Linda H. Talbott	15,616	—	14,416	30,032	*

Robert H. West	13,143 (10)	—	14,416	27,559	*

All Great Plains Energy Directors and Executive Officers as a Group (19 persons)				752,921	*

*
less than one percent
(1)
The shares listed are for Director Deferred Share Units ("DSUs") through our Long-Term Incentive Plan ("LTIP") which will be settled in stock on a 1-for-1 basis upon the first January 31 following the last day of service on the Board.
(2)
The amount shown includes 62,357 restricted stock shares.
(3)
The amount shown includes 50,831 restricted stock shares and 6,000 shares held in joint tenancy with Mr. Shay's spouse.
(4)
The amount shown includes 35,551 restricted stock shares and 3,295 shares held in the 401(k) plan.
(5)
The amount shown consists of restricted stock shares.
(6)
The amount shown includes 16,984 restricted stock shares, 2,707 shares held in the 401(k) plan, and 20,414 shares held in joint tenancy with Mr. Deggendorf's spouse.
(7)
All 17,951 shares are held in joint tenancy with Dr. Bodde's spouse.
(8)
The amount shown includes 3,050 shares that remain in the 401(k) plan, and 172,192 shares held in joint tenancy with Mr. Chesser's spouse.
(9)
The amount shown includes 5,743 shares held in joint tenancy with Mr. Ferguson's spouse.
(10)
The amount shown includes 492 shares indirectly held in a trust with Mr. West's spouse, and 1,000 shares reported and held by Mr. West's spouse. Mr. West disclaims beneficial ownership of the 1,000 shares reported and held by his spouse.

 Beneficial Ownership of 5 Percent or More

Name and Address of Beneficial Owner	Beneficial Ownership of Common Stock (Based on Schedule 13G Filing)	Percentage of Common Shares Outstanding (3)

BlackRock Inc. (1) 40 East 52nd Street New York, NY 10022	7,806,762	5.1

The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	8,465,525	5.5

(1)
Based on information provided in Schedule 13G filed by BlackRock Inc. ("BlackRock") and its affiliated reporting persons on January 30, 2013. The BlackRock Schedule 13G states that as of December 31, 2012, the reporting persons collectively held beneficial ownership of 7,806,762 of our shares as to which they held sole voting and dispositive power.
(2)
Based on information provided in Schedule 13G filed by the Vanguard Group and its affiliated reporting persons on February 13, 2013. Based solely on the Schedule 13G, reporting beneficial ownership as of December 31, 2012, the reporting persons collectively held sole dispositive power with respect to 8,367,601 of such shares, shared dispositive power with respect to 100,924 shares and sole voting power with respect to 171,715 shares.
(3)
The percentage is based on approximately 153,552,798 shares of our common stock outstanding as of February 26, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons owning more than 10 percent of our common stock, to file reports of holdings and transactions in our common stock with the SEC. Based upon our records, we believe that all required reports for 2012 have been timely filed.

DIRECTOR COMPENSATION

        We compensate our non-employee directors as summarized below. Mr. Bassham is an officer of the Company, and does not receive compensation for his service on the Board. We paid non-employee directors an annual retainer of $90,000 in 2012. Of this amount, $35,000 was in cash, and $55,000 was in common stock (valued on the grant date and rounded to the next highest whole share) through our LTIP. After he retired as Chief Executive Officer, our Chairman received a retainer of $65,000 in cash and $55,000 in common stock in addition to the cash retainer and equity retainer received by all non-employee directors. Our Lead Director received an additional annual cash retainer of $20,000, and the chairs of the Board's Audit, Compensation and Development, and Governance Committees received an additional annual cash retainer of $10,000, $5,000 and $5,000, respectively. In addition, the Advising Director on Social Responsibility received a fee of $3,000. Attendance fees of $1,500 for each Board and committee meeting attended were also paid in 2012. Directors may defer the receipt of all or part of the cash retainer and meeting fees through our non-qualified deferred compensation plan, and may also defer the receipt of all or part of the equity retainer through issuance of DSUs under the LTIP. Directors must make their deferral elections prior to the year in which such compensation would be paid. The number of DSUs granted is equal to the number of shares of common stock that otherwise would have been payable to the director. As of the date any dividend is paid to common stock shareholders, each DSU account is credited with additional DSUs equal to the number of shares of common stock that could have been purchased (at the closing price of our common stock on that date) with the amount which would have been paid as dividends on the number of shares equal to the number of DSUs held on that date. DSUs will be converted into an equal amount of shares of common stock on the first January 31 following the date the director's service on the Board terminates. The number of whole shares will be distributed to the director, with any fractional share paid in cash (using the closing price of our common stock as of the preceding business day).

        We offer life and medical insurance coverage to only the current non-employee directors who were first appointed before May 1, 2006, and their families. The aggregate premium paid by us for this coverage in 2012 was $47,950. We pay or reimburse directors for travel, lodging and related expenses that they incur in attending Board and committee meetings. In 2012, we also paid the expenses incurred by directors' spouses in accompanying the directors to Board meetings, and we may continue to do so in future years. We also match on a two-for-one basis up to $5,000 per year (which would result in up to a $10,000 Company match) of charitable donations made by a director to 501(c)(3) organizations that meet our strategic giving priorities and are located in our generation and service communities.

        The following table outlines all compensation paid to our non-employee directors in 2012. We have omitted the columns titled "Option awards" and "Non-equity incentive plan compensation" because our non-employee directors did not receive any in 2012.

Director Compensation

Name (a)	Fees Earned or Paid in Cash (1) ($) (b)	Stock Awards (2) ($) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($) (f)	All Other Compensation (4) ($) (g)	Total ($) (h)

Dr. Bodde	65,000	55,066	87,474	6,195	213,735

Mr. Chesser (5)	85,417	87,140	—	1,069	173,626

Mr. Ferguson (6)	62,000	55,066	—	43,292	160,358

Mr. Forsee	76,500	55,066	14,371	13,481	159,418

Mr. Hyde	62,000	55,066	4,057	1,259	122,382

Mr. Mitchell (6)	68,500	55,066	—	669	124,235

Mr. Nelson (7)	26,667	18,366	—	10,454	55,487

Mr. Sherman	70,000	55,066	—	—	125,066

Dr. Talbott	66,500	55,066	3,367	14,850	139,783

Mr. West	94,000	55,066	64,084	20,869	234,019

(1)
The amounts shown include cash retainers of $35,000 for all directors, attendance fees of $1,500 for each Board and Committee meeting attended except for Mr. Chesser, and additional retainers for Mr. Chesser ($65,000) as Chairman, Mr. West ($20,000) as Lead Director, and Messrs. Forsee ($10,000), Sherman ($5,000) and Mitchell ($5,000) as Committee chairs, and Dr. Talbott ($3,000) as Advising Director for Corporate Social Responsibility.
(2)
The amounts shown in this column are the aggregate grant date fair values of Director Shares and DSUs granted during 2012 computed in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. The value of shares credited on DSUs (because of dividends paid on common stock) is factored into the grant date fair value, and thus is not included in the "All Other Compensation" column. The DSUs are not subject to any service-based vesting conditions. As of December 31, 2012, Messrs. Ferguson and West, and Drs. Talbott and Bodde each held an aggregate of 14,416 DSUs, and Mr. Forsee held an aggregate of 12,153 DSUs (including shares credited on account of dividends paid on common stock).
(3)
The amounts shown represent the above-market earnings during 2012 on nonqualified deferred compensation.
(4)
The amounts shown consist of, as applicable for each director, matched charitable contributions, spousal travel, and premiums for life insurance and health insurance. The matched charitable contributions reported in this column are: Dr. Bodde, $4,000; Mr. Ferguson, $10,000; Mr. Forsee, $10,000; Mr. Nelson, $5,003; Dr. Talbott, $10,000 and Mr. West, $10,000. In honor of Mr. Nelson's retirement, the Company contributed $5,000 to the Kansas City Repertory Theatre. The Company also paid the following amounts for life and health insurance during 2012: Mr. Ferguson, $33,292; Dr. Talbott, $4,850; and Mr. West, $9,625.
(5)
Prior to his retirement as Chief Executive Officer, Mr. Chesser did not receive compensation for his service on the Board.

(6)
Due to a correction for an administrative error in 2011, Mr. Mitchell, who was underpaid for one Governance Committee meeting in 2011, received payment of $1,500 in 2012; and Mr. Ferguson, who was overpaid $1,500 for one Board meeting in 2011, was not paid for one Board meeting in 2012.
(7)
Mr. Nelson retired from the Board of Directors effective May 1, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        We are a public utility holding company, and our financial performance is driven by the performance of our two electric utility subsidiaries, KCP&L and GMO. Both subsidiaries are integrated electric utilities; that is, they generate, transmit and distribute electricity to their customers. KCP&L serves retail and wholesale customers in parts of Missouri and Kansas; GMO serves retail customers in parts of Missouri.

        Our compensation philosophy and decisions, which we explain below, are directly tied to our utility business. Our business is capital-intensive and subject to extensive and dynamic utility and environmental regulation. We operate in a technological environment that is complex and evolving. Our retail customer service areas and rates are fixed by the Missouri and Kansas utility commissions, which mean that our financial health and growth potential are directly tied to the communities we serve and the decisions of our regulatory commissions.

        This CD&A provides a comprehensive explanation of the compensation awarded to, earned by, or paid to the following individuals listed below, who are our NEOs for 2012:

  •
  Terry Bassham, President and Chief Executive Officer of Great Plains Energy, KCP&L and GMO from June 1, 2012, and formerly Chief Operating Officer of Great Plains Energy, KCP&L and GMO;

  •
  James C. Shay, Senior Vice President—Finance and Strategic Development and Chief Financial Officer of Great Plains Energy, KCP&L and GMO;

  •
  Scott H. Heidtbrink, Executive Vice President and Chief Operating Officer from June 1, 2012, and formerly Senior Vice President—Supply of KCP&L and GMO;

  •
  Heather A. Humphrey, Senior Vice President—Human Resources and General Counsel of Great Plains Energy, KCP&L and GMO;

  •
  Michael L. Deggendorf, Senior Vice President—Corporate Services from June 1, 2012, and formerly Senior Vice President—Delivery of KCP&L and GMO; and

  •
  Michael J. Chesser, Chairman of the Board and, prior to June 1, 2012, Chief Executive Officer of Great Plains Energy, KCP&L and GMO.

        Mr. Chesser retired as Chief Executive Officer of Great Plains Energy, KCP&L and GMO effective as of May 31, 2012. However, he continues to serve as Chairman of the Board of Great Plains Energy, KCP&L and GMO through the date of the shareholder meeting but will not stand for re-election. On June 1, 2012, Mr. Bassham became the Chief Executive Officer of Great Plains Energy, KCP&L and GMO. On June 1, 2012, Mr. Heidtbrink became the Executive Vice President and Chief Operating Officer of KCP&L and GMO.

Opportunity for Shareholder Feedback

        Shareholders have the opportunity to approve, on a non-binding and advisory basis, the compensation of our NEOs as disclosed in this proxy statement. Proposal 2 of this proxy statement seeks your advisory vote on a resolution approving the 2012 compensation of our NEOs. You should read this CD&A section of the proxy statement in conjunction with the section entitled "Advisory Vote on Executive Compensation," starting on page 61, because it contains information that is relevant to your vote on Proposal 2.

Executive Summary of 2012 Compensation Decisions

2012 Compensation Performance Focus and Achievements

        Our 2012 compensation decisions continued to be focused on pay for performance—the achievement of interrelated short-term and long-term objectives critical to our operations, financial health and growth. We successfully completed many of our objectives and navigated through many challenges. Our performance highlights include:

✓
Delivering financial results within our earnings guidance range

        We achieved a 2012 EPS of $1.35, which, in spite of increased costs at Wolf Creek and weak demand across our service territory, is within the original 2012 earnings guidance range that we provided in August 2011.

✓
Achieving constructive rate case outcomes

        In 2011, we committed to filing and completing rate cases in Missouri and Kansas and to evaluate and pursue riders and trackers where appropriate to reduce regulatory lag on our allowed return on equity ("ROE"). In 2012, we met this commitment by filing and completing rate cases for KCP&L and GMO in each jurisdiction. In addition, we received additional cost recovery mechanisms that are effective in 2013.

✓
Strengthening our credit profile and increasing quarterly dividend

        We strengthened our credit profile which enabled us to increase our annual dividend by $0.02 per share in each of 2011 and 2012.

✓
Investing to continue to meet the generation needs of our region

        Federal and state agencies require us to comply with environmental and renewable energy mandates, and we have proactively responded to ensure that we continue to meet the generation needs of our region. To comply with these requirements, we continued to maintain our focus on environmental stewardship by making progress on an environmental upgrade at our La Cygne Station. Upon completion in 2015, we expect that 72 percent of our coal fleet will have emission-reducing scrubbers installed.

        We have also added over 330 MWs of wind capacity to our energy portfolio, commenced operations at our St. Joseph landfill gas generation station, and announced one of the largest municipal solar projects and battery storage facilities in the Midwest.

✓
Entering into a transmission joint venture to pursue competitive transmission projects

        In 2012, we entered into a joint venture with American Electric Power Company, Inc. and together formed Transource Energy, LLC, to develop future transmission projects on a national scale. We believe this joint venture provides us with an opportunity to participate in the growing transmission market on a scale that would not be possible as a standalone company.

✓
Delivering quality service to our customers and maintaining our customer satisfaction ratings and reliability

        The Company received, for the sixth straight year, the ReliabilityOne Best Performer Award for the Plains Region from the PA Consulting Group.

✓
Providing assistance in connection with severe weather events

        In 2012, we provided assistance to other utilities that experienced severe weather events, including Hurricane Sandy, which devastated areas along the East Coast. As a result, the Edison Electric Institute recognized KCP&L with the 2012 Emergency Assistance Award for its efforts to help other utilities restore power.

2012 Compensation Decisions

        The Compensation and Development Committee (the "Committee") and Board considered the challenges and objectives described above and made the following key compensation decisions:

  •
  Balanced Mix of Compensation Elements.  As in prior years, the Committee and Board established a mix of short-term and long-term compensation elements that reflected financial and operational goals, and encouraged overall balanced performance supporting sustainable shareholder value. The charts below show the target and actual pay mix of 2012 direct compensation elements (base salary, annual performance award earned, and equity compensation awards at target performance) set out in the Summary Compensation Table on page 45 for each of our NEOs, except Mr. Chesser.

Target Compensation Mix

Actual Compensation Mix

        The compensation of each NEO also includes retirement benefits, generally available employee benefits, deferred compensation benefits and perquisites, as well as post-termination compensation.

  •
  Annual and Long-Term Performance Awards Tied to Achievement of Critical Objectives.  To align compensation with shareholder and customer interests, a significant portion of our NEO compensation is tied to our short-term and long-term financial and operational performance.

            As further described below, our 2012 annual performance:

2012 Annual Performance Objectives	Achievement (Percent of Target)

Earnings Per Share	125.0

Cash Flow from Operations Less Capital Expenditures	175.8

System Average Interruption Duration Index (SAIDI)	200.0

Equivalent Availability of Coal Generation—Summer Peak Months Only	89.3

Equivalent Availability of Nuclear Generation	0.0

Safety (OSHA Incident Rate)	0.0

Customer Satisfaction (J.D. Power Customer Satisfaction Index—Residential)	50.0

Individual Performance	Varies

            A detailed summary of the 2012 Annual Incentive Plan and performance objectives starts on page 33.

            Despite a very challenging economic environment and operational demands, we achieved or exceeded some of our target goals. A discussion of the actual results of each objective starts on page 33. Based on this overall performance, the following 2012 annual performance cash awards were paid to our NEOs:

Name	2012 Annual Performance Award At Target (Percent of Annual Base Salary)	2012 Actual Award Paid (Percent of Annual Base Salary)	2012 Actual Award Paid ($)

Mr. Bassham (1)	100	96.0	475,361

Mr. Shay	60	65.8	263,280

Mr. Heidtbrink (2)	70	81.3	311,872

Ms. Humphrey	50	57.9	185,120

Mr. Deggendorf	50	54.9	153,580

Mr. Chesser (3)	100	100.0	800,000

(1)
On June 1, 2012, Mr. Bassham became the Chief Executive Officer of Great Plains Energy, KCP&L and GMO. Effective with his appointment, his annual incentive award target increased, on a prorated basis, from 70 percent to 100 percent of his annual base salary.
(2)
On June 1, 2012, Mr. Heidtbrink became the Executive Vice President and Chief Operating Officer of KCP&L and GMO. Effective with his appointment, his annual incentive target award increased, on a prorated basis, from 50 percent to 70 percent of his annual base salary.
(3)
In accordance with Mr. Chesser's retirement agreement, the percentage of annual base salary shown is 100 percent and is calculated using Mr. Chesser's annual base salary of $800,000, rather than the salary amount shown in the Summary Compensation Table. Mr. Chesser's retirement agreement is discussed on pages 42 and 60.

            In 2012, we awarded a mix of performance shares (50 percent) and time-based restricted stock (50 percent) to retain and incentivize officers. The performance share objectives are:

2012-2014 Long-Term Performance Award Objectives	Weighting (Percent)

Funds from Operations ("FFO") to Total Adjusted Debt in 2014	50

Total Shareholder Return or "TSR" (2012-2014 results compared to the Edison Electric Institute Index of electric utilities or "EEI Index")	50

            A detailed summary of the 2012 long-term awards to each officer starts on page 38. The restricted stock awards will vest in 2015, and any performance shares received will be based on the level of achievement of the objectives listed above.

Compensation Governance Practices

        The Committee is committed to high standards of corporate governance, as it works to establish an overall compensation program that aligns the interests of directors and officers with the Company's shareholders. The Committee ties compensation to the achievement of performance goals, using key compensation governance practices including:

  •
  Committee Structure.  The Committee is solely comprised of independent directors, and the Committee directly retains an independent compensation consultant, Mercer, to regularly review and evaluate our compensation program.

  •
  Stock Ownership Guidelines.  We have significant stock ownership and holding guidelines for all of our executive officers. Our Chief Executive Officer must hold a level of at least five times base salary. Other executive officers must hold three times their respective base salaries.

  •
  Clawback Policy.  We have a clawback policy that allows the Company to recover cash incentive compensation and equity awards from senior executives in the event of a restatement of or other inaccuracy in the Company's financial statements for a period of up to three years.

  •
  Risk Assessment of Compensation Plans.  We annually conduct a risk assessment to evaluate whether our compensation program creates any risks that may have a material adverse effect on the Company.

  •
  Change in Control Benefit Triggers.  Our Change in Control Severance Agreements have a "double trigger" and require both a change in control and termination of employment prior to the payment of benefits, if any.

  •
  Anti-Hedging Policy.  Our insider trading policy prohibits all employees, including our current NEOs, from hedging their ownership interests in our securities or pledging their securities as collateral for loans.

Compensation Philosophy and Objectives

        We seek to attract and retain highly qualified executives and establish a strong link between executive compensation and Company performance based on the achievement of target goals. The primary objectives of our compensation program are to:

  •
  Attract and Retain Executives.  Attract and retain highly qualified executive officers using a competitive pay package, with base salaries around the median level of comparable companies and opportunities for higher levels of compensation through time-based and performance-based incentives.

  •
  Pay for Performance.  Motivate executive officers to deliver a consistently high level of performance in the markets in which the Company operates, using incentives based on both short-term and long-term financial and operating results as well as an individual performance component for short-term incentives.

  •
  Reward Long-Term Growth and Sustained Profitability.  Align the economic interests of executive officers with those of our shareholders, by delivering a substantial portion of total compensation in the form of time-based and performance-based equity awards, based on incentive goals that, if achieved, are expected to increase total shareholder return over the long term and contribute to the long-term success of the Company.

  •
  Teamwork and Close Collaboration.  Reward performance that encourages teamwork and close collaboration among executives which drives efficiencies for the benefit of customers and shareholders.

  •
  Encourage Integrity and Ethics.  Reward performance that supports the Company's Guiding Principles and Code of Ethical Business Conduct by promoting, instilling and striving to attain the highest standards in terms of a culture of integrity, business ethics and community service.

The Committee's Use of an Independent Compensation Consultant

        The Committee retains a separate independent compensation consultant to advise on executive and director compensation matters, assess the overall compensation program levels and elements, and evaluate competitive compensation trends. The Committee retained Mercer to act as its independent compensation consultant in 2012. Following interviews with various consulting firms, the Committee initially selected Mercer in 2004, based on Mercer's overall capabilities in the area of executive compensation. Mr. Michael Halloran is the Company's lead consultant who works with the Committee. Mr. Halloran is a Senior Partner at Mercer and has more than 25 years of experience in executive compensation.

        Mercer provides the Committee with a comprehensive review of the Company's executive compensation and benefit programs, including plan design. Mercer performs a competitive review and analysis of base salary and variable components of pay, relative to survey market data and the Company's identified peer group. Mercer recommends to the Committee the peer group which might be used; the structure of plans; and the market data which should be used as the basis of comparison for base salaries and incentive targets. Mercer provides detailed information on base salaries, annual incentives, long-term incentives, and other specific aspects of executive compensation for each NEO, as well as Mercer's overall findings and recommendations. Comparisons of executive compensation are made to energy industry data, general industry data, and peer proxy data, as appropriate. However, Mercer neither determines, nor recommends, the amount of an executive's compensation.

        While the Committee retains the sole authority to select, retain, direct, or dismiss the executive compensation consultant, our Corporate Secretary works directly with the compensation consultant to provide information, coordination, and support. To assure independence, the Committee also pre-approves all other work unrelated to executive compensation proposed to be provided by Mercer if the fees would be expected to exceed $10,000. In February 2013, the Committee assessed the independence of Mercer and concluded that no conflict of interest exists that would prevent Mercer from independently representing the Committee.

Role of Executive Officers

        While the Committee is responsible for approving and monitoring all compensation for the Company's executive officers, each year the Chief Executive Officer submits to the Committee a performance evaluation and compensation recommendation for each of the NEOs, other than himself. The performance evaluation is based on factors such as achievement of individual, departmental, and Company results, as well as an assessment of leadership accomplishments. The Committee reviews these recommendations and makes final recommendations for Board approval. Annual performance metrics and goals for incentive plans are also developed through a process in which management, including the Chief Executive Officer, develops preliminary recommendations that the Committee considers and discusses with Mercer in the development of final recommendations for approval by the independent members of the Board.

        While the Chief Executive Officer routinely attends meetings of the Committee, he is not a member and does not vote on Committee matters. Only members of the Committee may call Committee meetings. In addition, there are certain portions of Committee meetings when the Chief Executive Officer is not present, such as when the Committee is in closed executive session or discusses the Chief Executive Officer's performance or individual compensation. The Chief Executive Officer's compensation levels and performance goals are recommended by the Committee for approval by the independent members of the Board. The Committee also consulted Mercer in determining the Chief Executive Officer's compensation for 2012, as described above.

Role of Peer Group

        Mercer recommends for Committee consideration peer group candidates with a size and business mix similar to ours. Potential peer group companies are assessed using three criteria—annual revenues, market value and percentage of total revenues from regulated electric operations. The companies in the peer group are:

Alliant Energy	NV Energy	TECO Energy Inc.
Avista Corporation	OGE Energy Corp.	Unisource Energy
Black Hills Corporation	Pinnacle West Capital	Westar Energy
Cleco	PNM Resources	Wisconsin Energy
IdaCorp	Portland General Electric

        When other surveys are used, Mercer conducts, where possible, regression analyses to adjust the compensation data for differences in the companies' revenues, allowing the Committee to compare compensation levels to similarly-sized companies. Other surveys used by Mercer to assist in formulating its recommendations to the Committee include the Mercer Energy Survey; Watson Wyatt Top Management Survey: Utilities Sector; Watson Wyatt Top Management Compensation Survey; Towers Perrin Energy Executive Survey; and the Mercer Executive Compensation Survey. The actual numbers of participants vary by survey and are too numerous to list. Survey details are generally viewed as proprietary by the survey sponsors.

Committee Consideration of the Company's 2012 Shareholder Vote on Executive Compensation

        At our May 2012 Annual Meeting, more than 80 percent of our shareholders voting on the matter approved our 2011 executive compensation program. The Committee was pleased that a significant number of shareholders supported the proposal. The Committee believes this affirms the shareholders' support of the Company's approach to executive compensation, and the Committee did not change its approach in 2012. The Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions.

Summary and Analysis of Executive Compensation

        Consistent with prior years, the material elements of executive compensation are: (i) cash compensation in the form of base salaries, annual incentives, and, in certain instances, discretionary bonuses; (ii) equity compensation under our LTIP; (iii) retirement benefits; (iv) perquisites and generally available employee benefits; (v) deferred compensation; and (vi) post-termination compensation.

Compensation Component	Description	Objective

Cash Compensation
Base Salary

•

Fixed compensation that is reviewed annually taking into consideration peer compensation information, as well as individual performance.

•

Generally targeted at (± 15 percent of) median market salary.

•

Provide a fixed level of compensation that fairly considers job responsibilities, level of experience, internal and external comparisons and individual performance evaluations.

•

Attract and retain talent.

Annual Incentives under Annual Incentive Plan	• Variable compensation earned based on performance of pre-established annual goals.	• Reward the achievement of annual financial and operating goals, as well as individual goals that ultimately contribute to long-term value for shareholders and customers.

Discretionary Cash Bonuses	• Discretionary cash awards that are often payable in increments.	• Reward extraordinary individual performance and/or aid in retention. • Attract and retain talent.

Equity Compensation
Performance Shares and Restricted Stock Grants under the LTIP	• Performance shares that are paid based on achievement of three-year performance objectives and time-based restricted stock.

•

Motivate performance that creates long-term value to shareholders and customers.

•

Align the economic interests of participants with shareholders and customers by rewarding executives for financial and operational improvement.

•

Provide a competitive total package to attract and retain key executives.

Compensation Component	Description	Objective

Perquisites and Generally Available Employee Benefits
	• Limited number of perquisites that are consistent with peer companies. Benefits include financial planning services; executive health physicals; a car allowance; and memberships in clubs.	• Provide a competitive total package to attract and retain key talent.

Deferred Compensation
	• A non-qualified and unfunded plan that allows officers, including NEOs, to defer the receipt of up to 50 percent of base salary and 100 percent of awards under the annual incentive plan.	• Provide savings in a tax-efficient manner.

Retirement Benefits
Pension Plan	• Funded, tax-qualified, noncontributory defined benefit plan for all employees, including NEOs.	• Provide a competitive total package to attract and retain key executives and other employees. • Provide some retirement income security in a tax efficient manner.

Supplemental Executive Retirement Plan	• An unfunded plan that provides additional retirement income to all executives, including NEOs.	• Provide a competitive total package to attract and retain key executives.

401(k) Plan	• Tax-qualified retirement savings plan provided to all employees, including NEOs.	• Provide retirement savings in a tax efficient manner. • Provide a competitive total package to attract and retain key executives and other employees.

Compensation Component	Description	Objective

Other Post-termination Compensation
Change in Control Severance Agreements	• Payments and other benefits in the event of (i) change in control and (ii) termination of employment.	• Encourage executives to act in the best interests of shareholders and customers. • Aid in recruitment and retention.

Discretionary Severance-related Agreements	• Agreements entered into at the time of executive resignation or retirement.	• Ensure smooth transition and release of claims.

Cash Compensation

        Cash compensation to our NEOs includes (i) a market-competitive and performance-driven base salary; (ii) annual short-term incentive; and (iii) discretionary cash bonuses to selected NEOs. The Committee believes total compensation to be delivered in cash or cash opportunities will vary based on the NEO's position and individual performance and circumstance, and that, in general, the level of cash opportunity should decrease in proportion to equity compensation as individuals move to higher levels of responsibility.

  Base Salary

        Base salaries are reviewed annually, and, if adjusted, made retroactive to the first of the year. The Committee considers performance evaluations and base salary recommendations submitted by the Chief Executive Officer for the NEOs other than himself. The Chief Executive Officer's performance evaluation is conducted and salary recommendation is prepared by the Committee. Salary recommendations are not determined by formula, but instead take into consideration job responsibilities, level of experience, internal comparisons, comparisons to the salaries of executives in similar positions at similar companies obtained from market surveys, other competitive data and input provided by Mercer, and individual performance evaluations. Individual performance evaluations include major accomplishments during the performance period, as well as qualitative factors, including personal leadership, engagement of employees, disciplined performance management, accountability for results, and community involvement.

        Effective January 1, 2012, all of our NEOs received salary increases for retention purposes to ensure that each NEO's salary was targeted near 15 percent of the median salary of individuals in comparable positions in companies of similar size within the industry and in recognition of their superior performance. Mr. Bassham did not receive an additional salary increase in connection with his appointment as Chief Executive Officer. Mr. Heidtbrink received a significant salary increase in connection with his appointment as Executive Vice President and Chief Operating Officer of KCP&L

and GMO due to superior performance and the additional responsibilities in connection with his new position.

Name	2011 Base Salary	2012 Base Salary

Mr. Bassham (1)	$450,000	$495,000

Mr. Shay	$375,000	$400,000

Mr. Heidtbrink (2)	$315,000	$415,000

Ms. Humphrey	$300,000	$320,000

Mr. Deggendorf	$260,000	$280,000

Mr. Chesser	$800,000	$800,000

(1)
On June 1, 2012, Mr. Bassham became the Chief Executive Officer of Great Plains Energy, KCP&L and GMO. Effective with his appointment, Mr. Bassham's base salary was not increased.
(2)
On June 1, 2012, Mr. Heidtbrink became the Executive Vice President and Chief Operating Officer of KCP&L and GMO. Effective with his appointment, his salary increased, on a prorated basis, from $340,000 to $415,000.

        In 2013, the Committee increased the base salaries of all of our NEOs. Such increases were made for retention purposes and to continue to target each NEO's salary within ±15 percent of the median salary of individuals in comparable positions in companies of similar size within the industry and in recognition of their superior performance. The 2013 base salaries of the NEOs are as follows:

Name	2013 Base Salary(1)

Mr. Bassham	$627,200

Mr. Shay	$419,200

Mr. Heidtbrink	$464,650

Ms. Humphrey	$336,800

Mr. Deggendorf	$295,600

(1)
Effective in 2013, our NEOs will no longer receive a car allowance. As a result of this change, each NEO received a supplemental $7,200 increase in base salary in lieu of the car allowance. This supplemental increase is reflected in the base salary amounts listed above. Notwithstanding this adjustment, targets under the 2013 Annual Incentive Plan and 2013 restricted stock and performance share grants under the LTIP are based upon base salary, prior to the adjustment.

  Annual Incentives

        The Company's annual incentive plan for all officers is based upon a mix of Company-wide and business unit financial and operational metrics, as well as individual performance. In 2012, the Committee generally maintained the design of our previous years' plans. The Committee believes that our annual incentive plan continues to focus our entire organization on delivering key financial results and strategic business outcomes, and is clearly understood. Consistent with previous years, the Committee established performance metrics designed to reflect target levels in approved business plans which have an approximate 50 percent probability of achievement. The threshold and maximum levels are established to have approximately 80 percent and 20 percent probabilities of achievement, respectively. The Committee reviews management's recommendations of objectives and metrics, including a discussion of associated risks, determines revisions, and then recommends the final objectives and metrics to the Board for its approval. In establishing final objectives and metrics, the Committee assures that:

  •
  incentives are aligned with the strategic goals set by the Board;

  •
  metrics are sufficiently ambitious so as to provide a meaningful improvement in performance, but strike an acceptable balance between risk and reward; and

  •
  incentive payments, assuming target levels are met, will be consistent with the overall compensation program established by the Committee.

        Consistent with prior years, the Committee developed, with input from Mercer and management, a structure for the annual incentive plan which provides financial objectives weighted at 40 percent; key business objectives weighted at 40 percent; and a discretionary individual performance component weighted at 20 percent. The 20 percent individual component includes, but is not limited to, a subjective review of the individual's personal leadership, engagement of employees, disciplined performance management, accountability for results, and community involvement. The Committee established target incentives for each NEO as a percentage of base pay, using survey data provided by Mercer for comparable positions and markets, as well as comparisons for internal equity. The basic structure of the annual incentive plan provides for 100 percent payout for target performance for each objective, with the estimation that this level of performance would be achieved about 50 percent of the time. Fifty percent is payable at the threshold level of objective performance and 200 percent is payable at the maximum level of objective performance. Objective performance is interpolated between performance levels. Performance which is less than threshold for an objective will result in a zero payment for that objective.

        After considering the performance metrics and results, the Committee recommends to the Board the final amount of the individual award, occasionally using its discretion as permitted under the terms of the annual incentive plan. The Committee retains the discretion to modify all components of the annual incentive plan at any time, and to determine the final amount of awards notwithstanding the achievement, or lack of achievement, of objectives. The 2012 annual incentive plan results are shown in the following table:

2012 Annual Incentive Plan Objectives	Weighting (Percent)	50% Payout Level	100% Payout Level	150% Payout Level	200% Payout Level	Actual Performance Result	Payout Percentage

Earnings Per Share	20	$1.20	$1.30	$1.40	$1.45	$1.35	25.0%

Cash Flow from Operations Less Capital Expenditures (millions)	20	($44)	$0	$35	$71	$53.6	35.2%

System Average Interruption Duration Index (SAIDI) (minutes)	10	107.00	90.95	86.00	84.00	79.33	20.0%

% Equivalent Availability (Coal Units, Summer Peak Months Only)	5	87.5%	88.9%	90.3%	92.6%	88.6%	4.5%

% Equivalent Availability—Nuclear Only	5	83.2%	84.3%	84.9%	85.5%	79.5%	0.0%

Safety (OSHA Incident Rate)	10	2.26	1.88	1.60	1.41	2.31	0.0%

J.D. Power Customer Satisfaction Index—Residential	10	Bottom Half Tier 2	Top Half Tier 2	Bottom Half Tier 1	Top Half Tier 1	Bottom Half Tier 2	5.0%

Subtotal	80						89.7%

Individual performance	20	Qualitative measure

        Individual targets and awards earned by each of the NEOs are shown below and in the Summary Compensation Table:

Name	2012 Annual Performance Award at Target (Percent of Annual Base Salary)	2012 Actual Award Paid (Percent of Annual Base Salary)	2012 Actual Award Paid ($)

Mr. Bassham (1)	100	96.0	475,361

Mr. Shay	60	65.8	263,280

Mr. Heidtbrink (2)	70	81.3	311,872

Ms. Humphrey	50	57.9	185,120

Mr. Deggendorf	50	54.9	153,580

Mr. Chesser (3)	100	100.0	800,000

(1)
On June 1, 2012, Mr. Bassham became the Chief Executive Officer of Great Plains Energy, KCP&L and GMO. Effective with his appointment, Mr. Bassham's annual incentive award target increased, on a prorated basis, from 70 percent to 100 percent of his annual base salary.
(2)
On June 1, 2012, Mr. Heidtbrink became the Executive Vice President and Chief Operating Officer of KCP&L and GMO. Effective with his appointment, his annual incentive target award increased, on a prorated basis, from 50 percent to 70 percent of his annual base salary.
(3)
In accordance with Mr. Chesser's retirement agreement, the percentage of annual base salary shown is 100 percent and is calculated using Mr. Chesser's annual base salary of $800,000, rather than the salary amount shown in the Summary Compensation Table. Mr. Chesser's retirement agreement is discussed on pages 42 and 60.

        For 2013, the Committee modified the components of the annual incentive plan. The 2013 annual incentive performance objectives and their respective weightings are: earnings per share (50 percent); SAIDI (5 percent); equivalent availability factor—summer and winter peak—coal (5 percent); equivalent availability factor—nuclear (5 percent); Days Away, Restricted or Transferred ("DART") (10 percent); J.D. Power Customer Satisfaction Index-residential (5 percent); and individual performance (20 percent). In addition, the target level achievement for performance metrics for key business objectives and individual performance continue to have a 50 percent probability of achievement. However, the financial objective has a 50 percent probability of achievement at threshold performance.

  Discretionary Cash Bonuses

        From time to time, the Committee may grant a discretionary bonus to a NEO or other officer for extraordinary accomplishments or achievements. In May 2012, the Company awarded Mr. Chesser a discretionary bonus of $480,000, in recognition of his retirement and service to the Company.

Equity Compensation

        We believe that a substantial portion of NEO compensation should be in the form of equity in order to best align executive compensation with the interests of our shareholders. Equity awards are generally targeted near the median range of officers in companies of similar size in the industry. The Committee does not believe any of the NEOs have accumulated equity amounts, compared to the minimum stock ownership guidelines, which warrant special consideration in granting future equity awards.

        The Committee uses a mix of time-based restricted stock and performance shares that are paid solely on the basis of the attainment of performance goals. Performance shares can pay out at the end of the performance period from 0 percent to 200 percent of the target amount, depending on actual performance. Performance is interpolated between the threshold and maximum levels. Performance results for a goal which are less than threshold will result in a zero payment for that goal.

        Dividends on the number of performance shares actually earned are paid at the same time as the payment of the earned performance shares. Dividends accrued on all restricted stock awards are reinvested during the period under the Company's Dividend Reinvestment and Direct Stock Purchase Plan, and are subject to the same restrictions as the associated restricted stock.

        While our directors, officers and employees are eligible for equity awards under the LTIP, none of them have any right to be granted awards. The Committee, in its discretion, may approve equity awards for officers and employees, including NEOs.

        We have a "clawback" policy which requires executives to reimburse the Company for annual incentives and performance share awards paid in the event of restatement or other inaccuracy in the Company's financial statements for a period of up to three years.

        The performance share metrics discussed below have been established for compensation purposes only. They do not constitute any guidance, projection or estimate of these measures, and should not be relied upon for any purpose other than understanding our compensation program.

  2010-2012 Performance Period

        For the three-year performance period ending December 31, 2012, time-based restricted stock constitutes 25 percent of the executive's grant and performance shares constitute 75 percent. There were three virtually equally-weighted performance objectives: (i) a credit objective (FFO to Total Adjusted Debt), (ii) a total shareholder return objective (TSR versus the EEI Index, an index composed of U.S. investor owned utilities and/or their parent companies), and (iii) an operational objective (Equivalent Availability Factor—Coal and Nuclear). The Committee concluded that comparison of our TSR against the TSRs of all other investor-owned utilities through the EEI Index provided a view of our relative performance against others in our industry sector. Because the Committee decided to include an operational objective, an Equivalent Availability Factor was added as a third objective. Based on results, the structure provides for the following payout levels:

2010-2012 Performance Share Objectives	Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)

2012 FFO to Total Adjusted Debt (1)	33	14.6%	17.1%	19.6%	22.1%

TSR versus EEI Index (2)	34	See below

2012 EAF—Coal and Nuclear	33	82.5%	84.8%	85.7%	86.6%

(1)
FFO to Total Adjusted Debt is a financial measure that is not calculated in accordance with generally accepted accounting principles. For the 2010-2012 performance period, FFO is calculated by adjusting cash flow from operations (a GAAP measure) to remove all or a portion of the effects of: capitalized interest; changes in receivables, payables, fuel inventories, materials and supplies, accrued taxes and interest, and nuclear decommissioning trust fund investments; a portion of preferred dividends; operating lease payments; post-retirement benefit obligations; purchase capacity payments; asset retirement obligations; subordinated debt interest; and settlements of interest rate hedges. Total Adjusted Debt is comprised of short term debt, long term debt (excluding subordinated debt and the unamortized portion of the fair value adjustment to GMO's debt), operating lease commitments, a portion of purchased capacity commitments, post-retirement benefit and asset retirement obligations, and a portion of preferred stock

(2)
TSR is compared to an industry peer group of the EEI index of electric companies during the three-year measurement period from 2010-2012. At the end of the three-year measurement period, we assessed our total shareholder return compared to the EEI index. Based upon this assessment, the executives will receive a percentage of the performance share grants according to the following table:

Percentile Rank	Payout Amount (Percent of Target)

75th and above	200

60th to 74th	150

40th to 59th	100

25th to 39th	50

24th and below	0

        Individual targets and awards for the 2010-2012 performance period for each of the NEOs are shown below:

Name	2010-2012 Performance Shares at Target (Percent of 2010 Base Salary) (1)	Actual Award Paid (Percent of 2010 Base Salary)	Actual Award Paid ($) (2)

Mr. Bassham	75.0	69.9	300,514

Mr. Shay (3)	—	—	—

Mr. Heidtbrink	63.8	59.4	158,627

Ms. Humphrey (4)	—	—	—

Mr. Deggendorf	63.8	59.4	154,442

Mr. Chesser (5)	150.0	140.0	1,118,260

(1)
The percentage shown in this column reflects the number of performance shares at target and the $17.90 closing price of our stock on the March 2, 2010 grant date.
(2)
The awards were paid in a combination of common stock and cash; all cash was withheld for taxes. The amounts include cash dividend equivalents paid after the end of the performance period. The award amount was adjusted, as provided in our LTIP, for the change in stock price between the grant date and the business day before payment.
(3)
Mr. Shay was not an employee of the Company at the time of the above grants.
(4)
Ms. Humphrey was not an executive officer at the time of the above grants.
(5)
In accordance with Mr. Chesser's retirement agreement, performance shares were paid according to the vesting schedule and achievement of performance criteria.

  2011-2013 Performance Period

        For the three-year performance period ending December 31, 2013, there are two equally-weighted performance share objectives: (i) a credit objective (FFO to Total Adjusted Debt) and (ii) a total shareholder return objective (TSR versus EEI Index). For the 2011-2013 performance period, the Board allocated the aggregate dollar amount of the awards to an equal distribution, at target performance, between performance share and time-based restricted stock awards. The weighting has historically varied between an equal 50 percent/50 percent and a 75 percent/25 percent distribution driven by a variety of factors. The key consideration for the 2011-2013 performance period was that at the time of the grants no salary increases were granted to the NEOs, except for Mr. Heidtbrink. The Committee determined that it was in the best interest of the Company to mitigate this fact by providing an enhanced retention inducement by increasing to 50 percent (at target) of the proportion of time-based restricted stock. Depending on results, the performance share structure provides for the following payout levels:

2011-2013 Performance Share Objectives	Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)

2013 FFO to Total Adjusted Debt (1)	50	16.0%	17.0%	18.5%	20.0%

TSR versus EEI Index (2)	50	See below

(1)
For the 2011-2013 performance period, the FFO to Total Adjusted Debt is calculated using Standard & Poor's methodology. FFO to Total Adjusted Debt is a measure that is not calculated in accordance with generally accepted accounting principles. Please see page 49 for an explanation of this measure using Standard & Poor's methodology.
(2)
TSR is compared to an industry peer group of the EEI index of electric companies during the three-year measurement period from 2011-2013. At the end of the three-year measurement period, we will assess our total shareholder return compared to the EEI index. Depending on how we rank, the executives will receive a percentage of the performance share grants according to the following table:

Percentile Rank	Payout Amount (Percent of Target)

75th and above	200

60th to 74th	150

40th to 59th	100

25th to 39th	50

24th and below	0

        Performance share and restricted stock awards for the 2011-2013 performance period were based on the following percentages of 2011 base salary (reflecting the target amount of performance share awards): Mr. Bassham, 150 percent; Mr. Shay, 100 percent; Mr. Heidtbrink, 85 percent; Ms. Humphrey, 85 percent; Mr. Deggendorf, 85 percent and Mr. Chesser, 200 percent. This resulted in the following long-term incentive grants in 2011 of time-based restricted stock and performance shares, which may be paid after the end of the period depending on performance:

Name	Restricted Stock (1)	Performance Shares (at target)

Mr. Bassham (2)	17,116	17,116

Mr. Shay	9,812	9,812

Mr. Heidtbrink	7,006	7,006

Ms. Humphrey	6,672	6,672

Mr. Deggendorf	5,783	5,783

Mr. Chesser (3)	41,863	41,863

(1)
The restricted stock grants vest on March 4, 2014.
(2)
In May 2011, Mr. Bassham became our President and Chief Operating Officer. Effective with his appointment, Mr. Bassham's LTIP award increased from 100 percent to 150 percent of base salary, with no proration.
(3)
In accordance with his retirement agreement, Mr. Chesser's restricted stock for the 2011-2013 performance period vested on May 31, 2012 in connection with his retirement. Mr. Chesser retains performance shares for the 2011-2013 performance period as though he continues employment through the applicable payment dates.

  2012-2014 Performance Period

        The performance objectives for the three-year performance period ending December 31, 2014, are substantially the same as the performance objectives for the 2011-2013 performance period. There are two equally-weighted performance share objectives: (i) a credit objective (FFO to Total Adjusted Debt) and a (ii) shareholder return objective (TSR versus EEI Index). As described above, an equal

50 percent/50 percent distribution between performance shares and restricted stock grants was used for the period.

        Consistent with prior years, performance share and restricted stock awards for the 2012-2014 performance period were based on percentages of 2012 base salary. For the 2012-2014 performance period, the Committee increased the base salary percentage used for LTIP awards. Such increases were made for retention purposes and to ensure that the grants were comparable to those of individuals in similar positions at companies of similar size. The percentages of 2012 base salary (reflecting the target amount of performance share awards) are as follows: Mr. Bassham, 250 percent; Mr. Shay, 100 percent; Mr. Heidtbrink, 150 percent; Ms. Humphrey, 100 percent, Mr. Deggendorf, 100 percent and Mr. Chesser, 250 percent. This resulted in the following long-term incentive grants in 2012 of time-based restricted stock and performance shares, which may be paid after the end of the period depending on performance:

Name	Restricted Stock (1)	Performance Shares (at target)

Mr. Bassham (2)	31,299	31,299

Mr. Shay	10,137	10,137

Mr. Heidtbrink (3)	15,705	15,705

Ms. Humphrey	8,110	8,110

Mr. Deggendorf	7,096	7,096

Mr. Chesser(4)	50,685	50,685

(1)
The restricted stock grants vest on March 3, 2015.
(2)
In June 2012, Mr. Bassham became the Chief Executive Officer of Great Plains Energy, KCP&L and GMO. Effective with his appointment, Mr. Bassham's LTIP award increased from 200 percent to 250 percent of base salary, with no proration.
(3)
In June 2012, Mr. Heidtbrink became the Executive Vice President and Chief Operating Officer of KCP&L and GMO. Effective with his appointment, Mr. Heidtbrink's LTIP award increased from 100 percent to 150 percent of base salary, with no proration.
(4)
Mr. Chesser forfeited all grants for the 2012-2014 performance period upon retirement.

  2013-2015 Performance Period

        The performance objectives for the three-year performance period ending December 31, 2015, are substantially the same as the performance objectives for the 2012-2014 performance period. There are two equally-weighted performance share objectives: (i) a credit objective (FFO to Total Adjusted Debt) and a (ii) shareholder return objective (TSR versus EEI Index). However, to further encourage payment for performance, the Committee modified the distribution between performance shares and restricted stock to 75 percent/25 percent instead of the 50 percent/50 percent distribution that was previously used. Additionally, for the 2013-2015 performance period, the FFO to Total Adjusted Debt calculation will be based upon a three-year average rather than the amount at the end of the performance period.

        Consistent with prior years, performance share and restricted stock awards for the 2013-2015 performance period were based on percentages of 2013 base salary, prior to the supplemental $7,200 increase in lieu of the car allowance described on page 33. Due to exceptional performance and increased responsibility, the Committee increased the base salary percentage used for the LTIP awards for Messrs. Bassham and Heidtbrink. The percentages of 2013 base salary (reflecting the target amount of performance share awards) are as follows: Mr. Bassham, 270 percent; Mr. Shay, 100 percent; Mr. Heidtbrink, 175 percent; Ms. Humphrey, 100 percent, and Mr. Deggendorf, 100 percent. This resulted in the following long-term incentive grants in 2013 of time-based restricted stock and performance shares, which may be paid after the end of the period depending on performance:

Name	Restricted Stock (1)	Performance Shares (at target)

Mr. Bassham	418,500	1,255,500

Mr. Shay	103,000	309,000

Mr. Heidtbrink	200,134	600,403

Ms. Humphrey	82,400	247,200

Mr. Deggendorf	72,100	216,300

(1)
The restricted stock grants referenced in the above table vest on March 7, 2016.

  Discretionary Grants of Restricted Stock

        From time to time, the Committee may make a discretionary grant of restricted stock to a NEO or other officer under the LTIP. In connection with his appointment as Chief Executive Officer of Great Plains Energy, KCP&L and GMO, Mr. Bassham did not receive a base salary increase. However, due to his promotion, in June 2012 Mr. Bassham was awarded special one-time retention grants of 5,018 shares of time-based restricted stock, which will vest on June 1, 2015, and 5,018 performance shares for the 2012-2014 performance period under the LTIP.

  2012 Equity Vesting and Special Grant

        Previous grants of time-based restricted stock under the 2009-2011 LTIP performance period to Messrs. Bassham, Heidtbrink, Deggendorf, and Chesser vested in 2012. As performance levels were not achieved, the Committee members agreed the performance shares would be forfeited. The following table summarizes the restricted stock vestings, which amounts include reinvested dividends that vested at the same time as the underlying restricted stock grants.

Name	2012 Vesting of Restricted Stock (# shares)

Mr. Bassham (2)	38,498

Mr. Shay (1)	—

Mr. Heidtbrink (3)	16,199

Ms. Humphrey (1)	—

Mr. Deggendorf	8,415

Mr. Chesser (4)	118,202

(1)
Mr. Shay and Ms. Humphrey were not executive officers of the Company when the restricted stock was awarded.
(2)
The final one-third of a special restricted stock retention grant to Mr. Bassham also vested in 2012; previously one-third of such grant vested in each of 2010 and 2011.
(3)
The first one-half of a special restricted stock retention grant to Mr. Heidtbrink also vested in 2012. The remaining one-half of the restricted stock vested in March 2013.
(4)
The total number of performance shares and restricted stock that would have been awarded to Mr. Chesser for the 2009-2011 performance period based on his LTIP target would have exceeded the 100,000 share maximum that may be awarded to any participant in any one taxable year under the LTIP. The Committee determined that to remedy this issue, at the time the restricted stock vests and subject to the same forfeiture provisions, Mr. Chesser would also be paid $165,025 in cash, representing the fair market value as of May 5, 2009, for the additional 11,500 shares over the 100,000 share maximum plus an additional amount of cash representing the amount of the dividends that would have been reinvested as "DRIP shares" on those 11,500 shares.

Retirement Benefits

  Pension Plan and Supplemental Executive Retirement Plan

        The Company maintains a funded, tax-qualified, noncontributory defined benefit plan (the "Pension Plan") for all employees, including NEOs. Benefits under the Pension Plan are based on the employee's years of service and the average annual base salary over a specified period.

        The Company also has a Supplemental Executive Retirement Plan ("SERP") for its executives, including all NEOs. This unfunded plan provides the difference between the amount that would have been payable under the Pension Plan in the absence of Internal Revenue Service tax code limitations and the amount actually payable under the Plan. It also provides a slightly higher benefit accrual rate than the Pension Plan.

        Based on provisions in his employment offer letter executed in 2003, Mr. Chesser has received credit for two years of service for every one year of service earned under the Pension Plan, payable under the SERP.

        In 2007, management employees of Great Plains Energy and KCP&L were given a one-time election to remain in their existing Pension Plan and 401(k) Plan ("Old Retirement Plan"), or choose a new retirement program that includes a slightly reduced benefit accrual formula under the Pension Plan paired with an enhanced benefit under the 401(k) Plan ("New Retirement Plan"). Messrs. Chesser and Deggendorf elected to remain in the Old Retirement Plan, and Mr. Bassham and Ms. Humphrey elected to participate in the New Retirement Plan. Messrs. Heidtbrink and Shay joined the Company subsequent to 2007, and participate in the New Retirement Plan.

  401(k) Plan

        Our 401(k) Plan is offered to all employees as a tax-qualified retirement savings plan.

  •
  Employees in the Old Retirement Plan can contribute up to 40 percent of base pay. After one year of employment, the Company matches 50 percent of the first 6 percent of pay that is contributed. Employees are fully vested in the entire match and associated earnings after six (6) years.

  •
  Employees in the New Retirement Plan can contribute up to 75 percent of base pay, bonus, incentive, and overtime pay. The Company matches 100 percent of the first 6 percent of total pay that is contributed. All contributions vest immediately.

  •
  Contributions are limited by the tax code.

Perquisites and Generally Available Employee Benefits

        Our NEOs are eligible to receive various perquisites provided by or paid for by the Company. These perquisites are generally consistent with those offered to executives at comparable organizations with which the Company competes for executive talent, and are important for retention and recruitment. The NEOs are also eligible for employment benefits that are generally available to all employees, such as vacation and medical and life insurance.

        As shown in the Summary Compensation Table on page 45, all NEOs are eligible for participation in comprehensive financial planning services provided by a national financial counseling firm; executive health physicals; a car allowance; and memberships in business clubs. On occasion, the Company may also provide for spousal travel and accommodations when accompanying the executive on out-of-town trips. The Company withholds income taxes on the amounts as required.

Deferred Compensation

        The Company's Deferred Compensation Plan (DCP) allows officers, including NEOs, to defer the receipt of up to 50 percent of base salary and 100 percent of awards under the Annual Incentive Plan. An earnings rate is applied to the deferral amounts, which is annually determined by the Committee and based on the Company's weighted average cost of capital. A detailed discussion of the DCP begins on page 56.

Other Post-termination Compensation

        The Company has entered into severance agreements and other compensation and benefit agreements with its executive officers, including NEOs, to encourage their continued employment and dedication, particularly in situations such as a change in control when an executive may have concerns about their continued employment. The Company believes these agreements and benefits are important recruitment and retention devices.

  Change in Control Severance Agreements

        We have change in control agreements with all of our executive officers, including the NEOs, to ensure their continued service, dedication, and objectivity in the event of a transaction that would change the control of the Company. These agreements provide for payments and other benefits if the officer's employment terminates for a qualifying event or circumstance, such as being terminated without "Cause" or leaving employment for "Good Reason," as these terms are defined in the agreements. All the agreements require a double trigger so that both a change in control and a termination (actual or constructive) of the executive's employment must occur. Generally, the Committee and Board determined the eligibility for potential payments upon change in control, based on comparable practices in the market. The Committee believes it is not uncommon for senior level officers to be covered under a change in control agreement with the specific level of benefits.

        Additional information, including a quantification of benefits that would have been received by NEOs had termination occurred on December 31, 2012, is found under the heading "Potential Payments Upon Termination or Change in Control" starting on page 57.

  Other Agreements

        The Committee has historically minimized the use of individual employment agreements to the extent possible. While none of the NEOs have a full written employment agreement, Mr. Chesser had an agreement which addressed specific benefits outlined below. The Committee from time to time also has authorized certain agreements, with retiring or resigning officers to provide for a smooth transition.

        As discussed on page 48, under the terms of Mr. Chesser's employment offer letters executed in 2003, he was entitled to receive one times annual salary and bonus if he was terminated prior to age 65. Because Mr. Chesser voluntarily retired, he did not receive this payment.

        As discussed in the section titled "Pension Benefits" starting on page 54, under the terms of the employment offer letter, Mr. Chesser received credit for two years of service for every one year of service earned under the Pension Plan.

        Mr. Chesser retired on May 31, 2012, and the Company entered into a Retirement Agreement with Mr. Chesser pursuant to which Mr. Chesser forfeited restricted stock and performance share grants made to him in 2012. The agreement also provided for (a) the May 31, 2012 vesting of restricted stock grants made to Mr. Chesser prior to 2012; (b) retention of all performance share awards granted prior to 2012 as though he continued employment through the applicable payment dates (with such shares remaining subject to the terms of the applicable performance share objectives under the LTIP);

(c) the payment of Mr. Chesser's 2012 AIP award at target level performance; and (d) a bonus of $480,000 as described above.

Committee Consideration of Compensation Program Risk

        At the request of the Committee, an analysis of the risks associated with the Company's compensation programs, including those for executive officers, was performed by management, including the participation of the Vice President, Corporate Secretary and Chief Compliance Officer and the Vice President—Investor Relations and Strategic Planning and Treasurer. The conclusions of this analysis, with which the Committee concurred, were that the risks associated with the Company's compensation programs are not likely to have a material adverse effect on the Company, and instead encourage overall balanced performance that supports sustainable shareholder value. Among the items the Committee considered were:

  •
  The annual incentive plans for all employees (including officers) contain a diverse array of measures that focus on the fundamental aspects of our business. This diversity precludes any myopic focus on a single element of performance.

  •
  The performance measures for all incentive compensation programs are directly tied to the Company's annual and long-term budgets and business plans.

  •
  There are no business unit-specific incentive plans. Divisional goals constitute no more than 50 percent of the target amount of the non-officer annual incentive plans. The maximum amount payable to non-officer employees ranges from approximately one percent at the lowest level to 30 percent of base salary for senior non-officers.

  •
  The officer compensation program design provides a balanced mix of cash and equity, annual and long-term incentives and diverse performance objectives.

  •
  The Company currently does not grant stock options.

  •
  The Company (for non-officers) and the Committee (for officers) have downward discretion over both cash and equity incentive program payouts.

  •
  The Company has "clawback" provisions for its officer annual incentive compensation and performance share awards.

  •
  Officers are subject to share ownership and retention guidelines.

  •
  The Board oversees the Company's enterprise risk management and mitigation programs, including the possible impacts of variables on the earnings and credit position of the Company, which are important aspects of the Company's incentive compensation plans.

  •
  The officers' annual incentive plan and performance share grants have a "stretch" performance level to flatten the steepness of the performance payout curve and further reinforce the appropriate behavioral incentives.

Tax and Accounting Implications

        With respect to Section 162(m) of the Internal Revenue Code, the Committee believes that while it is the Company's goal to be as tax efficient as possible, the Company's shareholders are best served by not restricting the Committee's and the Company's discretion and flexibility in developing compensation programs. The Company did not have any unrealized tax benefit in 2012, as a result of lost deductions.

 COMPENSATION COMMITTEE REPORT

        The Compensation and Development Committee of the Board reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on these reviews and discussions, recommended to the Board that the CD&A be included in the Company's proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

Compensation and Development Committee
John J. Sherman, Chair
David L. Bodde
Gary D. Forsee
James A. Mitchell
Linda H. Talbott
Robert H. West

EXECUTIVE COMPENSATION

        Executive Compensation is more fully explained in the CD&A section, starting on page 23. The following table shows the total salary and other compensation awarded to and earned by our NEOs for services rendered in all capacities to Great Plains Energy, our two public utility subsidiaries, KCP&L and GMO and all other Great Plains Energy subsidiaries. Unless otherwise indicated, the listed individuals held the same position at Great Plains Energy, KCP&L and GMO.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards (1) ($) (e)	Non-Equity Incentive Plan Compensation (2) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($) (h)	All Other Compensation (4) ($) (i)	Total ($) (j)

Mr. Bassham	2012	495,000	—	1,427,484	475,361	182,532	82,432	2,662,809
President and	2011	443,333	—	766,717	239,422	105,928	81,028	1,636,428
Chief Executive Officer	2010	430,000	—	527,345	419,766	81,672	56,027	1,514,810

Mr. Shay	2012	400,000	—	393,822	263,280	67,192	81,088	1,205,382
Senior Vice President—	2011	375,000	—	443,600	182,025	38,893	77,450	1,116,968
Finance & Strategic Development & Chief Financial Officer	2010	183,634	—	493,446	157,459	41	23,380	857,960

Mr. Heidtbrink	2012	383,750	—	620,629	311,872	212,761	62,612	1,591,624
Executive Vice President and	2011	315,000	—	316,742	140,018	112,501	56,082	940,343
Chief Operating Officer— KCP&L and GMO	2010	267,000	—	543,416	209,195	80,446	55,002	1,155,059

Ms. Humphrey	2012	320,000	—	315,074	185,120	84,695	49,313	954,202
Senior Vice President— Human Resources and General Counsel	2011	300,000	—	301,641	121,350	37,020	54,767	814,778

Mr. Deggendorf	2012	280,000	—	275,679	153,580	193,342	54,555	957,156
Senior Vice President—	2011	260,000	—	261,449	99,970	111,137	53,075	785,631
Corporate Services— KCP&L and GMO	2010	260,000	100,000	271,037	192,010	186,829	47,826	1,057,702

Mr. Chesser	2012	333,333	—	1,969,112(5)	800,000	184,280	612,220	3,898,945
Chairman of the Board and	2011	800,000	—	1,892,627	647,200	623,622	53,812	4,017,261
former Chief Executive Officer	2010	800,000	—	1,962,200	1,221,600	793,003	68,110	4,844,913

(1)
The amounts shown in this column are the aggregate grant date fair values of restricted stock and performance shares granted under our LTIP during each year, computed in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. See note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for a discussion of the relevant assumptions used in calculating these amounts. The amounts shown exclude the effect of estimated forfeitures, as required by SEC rules.

The amounts shown in this column reflect the value at the grant date of performance share awards based upon achieving the target level of performance, which was considered the probable outcome as of the grant date. The payout of performance share awards can range from 0 percent to 200 percent of the target amount, depending upon performance and as adjusted for the change in stock price between the grant date and the business day before the payment date. The following table shows the aggregate grant date fair values of performance shares for each year for both target and maximum level of performance.

	Grant date fair value of 2010 performance share awards ($)		Grant date fair value of 2011 performance share awards ($)		Grant date fair value of 2012 performance share awards ($)

Name	Target	Maximum	Target	Maximum	Target	Maximum

Mr. Bassham	421,057	842,114	432,038	864,075	711,071	1,422,141

Mr. Shay	—	—	257,859	515,719	194,529	389,058

Mr. Heidtbrink	222,249	444,498	184,118	368,235	310,310	620,620

Ms. Humphrey	—	—	175,340	350,680	155,631	311,262

Mr. Deggendorf	216,406	432,812	151,977	303,954	136,172	272,344

Mr. Chesser	1,566,725	3,133,450	1,100,160	2,200,319	972,645	1,945,290

Mr. Shay joined the Company in July 2010 and did not receive performance share awards for 2010; similarly, Ms. Humphrey became an executive officer in October 2010 and did not receive performance share awards for 2010. Pursuant to SEC rules, we provide only 2011 and 2012 compensation information in the Summary Compensation Table for Ms. Humphrey. For further information on these awards, please see the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End tables later in this proxy statement.

(2)
The amounts shown in this column are cash awards earned under our annual incentive plans.

(3)
The amounts shown in this column include the aggregate of the increase in actuarial values of each of the officer's benefits under our pension plan, SERP, and the above-market earnings on compensation that is deferred on a non-tax qualified basis. Following are the amounts of these items attributable to each NEO:

Name	Change in Pension Value ($)	Change in SERP ($)	Above-Market Earnings on Deferred Compensation ($)

Mr. Bassham	70,836	92,670	19,026

Mr. Shay	30,915	32,049	4,228

Mr. Heidtbrink	168,664	44,097	—

Ms. Humphrey	45,795	34,314	4,586

Mr. Deggendorf	145,023	46,352	1,967

Mr. Chesser	29,852	—	154,428

For Mr. Chesser, no change in SERP value is reflected because his entire SERP benefit was paid in 2012 following his retirement, as set forth in the "Pension Benefits" table below.

(4)
These amounts include the value of perquisites and personal benefits that are not available on a non-discriminatory basis to all employees, as well as other compensation items discussed in this footnote. The amounts in this column consist of, as applicable for each NEO: (A) employer match of employee contributions to our 401(k) plan; (B) employer match of compensation deferred under our DCP (please see an explanation of this item beginning on page 56); (C) flexible benefits and other health and welfare plan benefits; (D) car allowances; (E) club memberships; (F) executive financial planning services; (G) parking; (H) spouse travel; (I) personal use of Company tickets; (J) matched charitable donations; (K) consulting fees, severance payments, payments of unused vacation, as detailed below for 2012, and (L) discretionary cash bonus paid upon retirement. All amounts shown are in dollars.

Name	(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)	(K)	(L)	Total

Mr. Bassham	15,000	21,000	19,480	7,200	2,760	15,156	1,140	696	—	—	—	—	82,432

Mr. Shay	15,000	19,922	19,344	7,200	2,760	15,722	1,140	—	—	—	—	—	81,088

Mr. Heidtbrink	15,000	—	19,536	7,200	1,635	15,901	1,140	433	—	1,767	—	—	62,612

Ms. Humphrey	15,000	11,481	13,488	7,200	—	1,004	1,140	—	—	—	—	—	49,313

Mr. Deggendorf	6,094	2,250	19,136	7,200	2,760	14,949	1,140	—	1,026	—	—	—	54,555

Mr. Chesser	7,500	—	10,039	3,000	1,768	19,488	475	5,834	—	—	84,116	480,000	612,220

Mr. Chesser was paid $84,116 for accrued and unused vacation as of the applicable retirement date. Mr. Chesser was paid a discretionary cash bonus of $480,000 in connection with his retirement agreement.

(5)
Mr. Chesser forfeited his 2012 equity awards upon his retirement.

        The following table provides additional information with respect to awards under both the non-equity and equity incentive plans. We have omitted from the table the columns titled "All other option awards: number of securities underlying options" and "Exercise or base price of option awards," because no options were granted in 2012.

GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards
									All Other Stock Awards: Number of Shares of Stock or Units (#) (i)
										Grant Date Fair Value of Stock and Option Awards ($) (l)

Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)		Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

	February 7, 2012 (1)	216,664	433,328	(9)	866,656

	March 2, 2012 (2)					12,544	25,089	50,178		481,458

	March 2, 2012 (3)								25,089	493,250

Mr. Bassham	June 1, 2012 (4)					3,105	6,210	12,420		126,995

	June 1, 2012 (5)								6,210	123,455

	June 1, 2012 (6)					2,509	5,018	10,036		102,618

	June 1, 2012 (7)								5,018	99,708

	February 7, 2012 (1)	120,000	240,000		480,000

Mr. Shay	March 2, 2012 (2)					5,069	10,137	20,274		194,529

	March 2, 2012 (3)								10,137	199,293

	February 7, 2012 (1)	120,228	240,456	(10)	480,913

	March 2, 2012 (2)					4,309	8,617	17,234		165,360

Mr. Heidtbrink	March 2, 2012 (3)								8,617	169,410

	June 1, 2012 (4)					3,544	7,088	14,176		144,950

	June 1, 2012 (5)								7,088	140,909

	February 7, 2012 (1)	80,000	160,000		320,000

Ms. Humphrey	March 2, 2012 (2)					4,055	8,110	16,220		155,631

	March 2, 2012 (3)								8,110	159,443

	February 7, 2012 (1)	70,000	140,000		280,000

Mr. Deggendorf	March 2, 2012 (2)					3,548	7,096	14,192		136,172

	March 2, 2012 (3)								7,096	139,507

	February 7, 2012 (1)(8)	400,000	800,000		1,600,000

Mr. Chesser	March 2, 2012 (2)(8)					25,342	50,685	101,370		972,645

	March 2, 2012 (3)(8)								50,685	996,467

(1)
Reflects potential payments under our 2012 annual incentive plans. The actual amounts earned in 2012 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.
(2)
Consists of performance share awards under our LTIP, for the 2012-2014 performance period. Performance shares are payable in common stock, cash, or a combination of stock and cash after the end of the performance period. Actual payments depend on the level of achievement of two measures: FFO as a percentage of total adjusted debt and total shareholder return compared to the EEI index. The awards can range from 0 percent to 200 percent of the target amount. Dividends will be paid in cash after the end of the period on the number of shares earned. The grant date fair value, calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $19.19 per share. The grant date fair value amount shown in column (l) reflects the target number of shares shown in column (g).
(3)
Consists of time-based restricted stock awards under the LTIP that vest on March 3, 2015. The grant date fair value, calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $19.66 per share.
(4)
Consists of performance share awards under our LTIP for the 2012-2014 performance period. Performance shares are payable in common stock, cash, or a combination of stock and cash after the end of the performance period. Actual payments depend on the level of achievement of the two measures noted in footnote (2) above. The award can range from 0 percent to 200 percent of the target amount. Dividends will be paid in cash after the end of the period on the number of shares earned. The grant date fair value, calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $20.45 per share. The grant date fair value amount shown in column (l) reflects the target number of shares shown in column (g).
(5)
Consists of time-based restricted stock awards under our LTIP that vest on March 3, 2015. The grant date fair value, calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $19.88 per share.
(6)
Consists of performance share awards under our LTIP for the 2012-2014 performance period. Performance shares are payable in common stock, cash, or a combination of stock and cash after the end of the performance period. Actual payments depend on the level of achievement of the two measures noted in footnote (2) above. The awards can range from 0 percent to 200 percent of the target amount. Dividends will be paid in cash after the end of the period on the number of shares earned. The grant date fair value, calculated in accordance with ASC

Topic 718 (excluding the effect of estimated forfeitures) is $20.45 per share. The grant date fair value amount shown in column (l) reflects the target number of shares shown in column (g).
(7)
Consists of time-based restricted stock awards under our LTIP that vest on June 1, 2015. The grant date fair value, calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $19.87 per share.
(8)
These awards were forfeited upon the May 2012 retirement of Mr. Chesser.
(9)
On June 1, 2012, Mr. Bassham became our Chief Executive Officer. Effective with his appointment, Mr. Bassham's annual incentive plan target increased, on a prorated basis, from 70 percent to 100 percent of his annual base salary. The value of his target amount reflects a 70 percent target from January 1 through May 31, 2012, and a 100 percent target from June 1 through December 31, 2012.
(10)
On June 1, 2012, Mr. Heidtbrink became the Executive Vice President and Chief Operating Officer of KCP&L and GMO. Effective with his appointment, his annual incentive plan target increased, on a prorated basis, from 50 percent to 70 percent of his annual base salary. The value of his target amount reflects a 50 percent target from January 1 through May 31, 2012, and a 70 percent target from June 1 through December 31, 2012.

NARRATIVE ANALYSIS OF SUMMARY COMPENSATION TABLE
AND GRANTS OF PLAN-BASED AWARDS TABLE

Individual Employment Agreement

        We agreed to certain compensation terms with Mr. Chesser at the time of his employment. These terms are contained in his employment offer letter. If Mr. Chesser had been terminated without cause between the age of 63 and 65, he would have been paid a severance amount equal to the aggregate of his annual salary and bonus. Because Mr. Chesser voluntarily retired, he did not receive this severance payment. In addition, Mr. Chesser is credited with two years of service for every one year of service earned under our pension plan, with such amount payable under our SERP.

Individual Retirement Agreements

        Mr. Chesser retired on May 31, 2012, and the Company entered into a Retirement Agreement with Mr. Chesser pursuant to which Mr. Chesser forfeited restricted stock and performance share grants made to him in 2012. The agreement also provided for: (a) the vesting of restricted stock grants made to Mr. Chesser prior to 2012 on May 31, 2012; (b) retention of all performance share awards granted prior to 2012 as though he continued employment through the applicable payment dates (with such shares remaining subject to the terms of the applicable performance share objectives under Great Plains Energy's LTIP); (c) the payment of Mr. Chesser's 2012 annual incentive plan award at target level performance; and (d) a bonus of $480,000 which was paid upon Mr. Chesser's retirement.

Severance Agreements

        All of our NEOs have Change in Control Severance Agreements. Please see "Potential Payments Upon Termination or Change in Control," starting on page 57 for a description of these agreements and the other agreements described above.

Salary and Other Non-equity Compensation

        Base salaries for our NEOs are set by the independent members of our Board, upon the recommendations of our Compensation and Development Committee. The 2012 annual base salary of each NEO is provided on page 33. Our NEOs also participate in our health, welfare and benefit plans, our annual and long-term incentive plans, our pension and SERP plans, our non-qualified deferred compensation plan and receive certain other perquisites and personal benefits, such as car allowances, club memberships, executive financial planning services, partially subsidized parking, spousal travel, executive physicals, and matched charitable donations.

Restricted Stock

        During 2012, our Board made several awards of time-based restricted stock to each of our NEOs as follows:

  •
  In February 2012, the Board granted restricted stock as a component of the equity incentive compensation for the 2012-2014 performance period. These restricted stock awards dated

    March 2, 2012, will vest on March 3, 2015. These awards were: Mr. Bassham, 25,089 shares; Mr. Shay, 10,137 shares; Mr. Heidtbrink, 8,617 shares; Ms. Humphrey, 8,110 shares; Mr. Deggendorf, 7,096 shares, and Mr. Chesser, 50,685 shares. As noted above, Mr. Chesser's awards were forfeited upon retirement.

  •
  In June 2012, the Board granted restricted stock as a component of the equity incentive compensation for the 2012-2014 performance period. These restricted stock awards, dated June 1, 2012, will vest on March 3, 2015. These awards were: Mr. Bassham, 6,210 shares and Mr. Heidtbrink, 7,088 shares.

  •
  Also in June 2012, the Board granted restricted stock as a component of the equity incentive compensation for the 2012-2014 performance period. This restricted stock award, dated June 1, 2012, will vest on June 1, 2015. This award was: Mr. Bassham, 5,018 shares.

        Dividends paid on the restricted stock are reinvested in stock through our DRIP, and carry the same time-based restrictions as the underlying awards.

Performance Shares

        Performance shares are payable in common stock, cash, or a combination of common stock and cash (as determined by the Committee) after the end of the performance period, depending on the achievement of specified measures. The two measures for the 2012-2014 performance share grants, which have equal weight, are: FFO as a percentage of total adjusted debt and TSR compared to the EEI index.

        Fifty percent of the target number of performance shares allocated to each measure is payable at the threshold level of performance and 200 percent of the target number is payable at the maximum level of performance. There is no payout of performance shares allocated to a measure for performance below the threshold. Dividends will be paid in cash at the end of the period on the number of shares earned. Our LTIP also provides, for all outstanding performance share awards granted through March 8, 2011, for an adjustment to the number of shares earned based on the ratio of our stock price on the business day immediately preceding the payment date to the stock price on the performance share grant date. This means that a decrease in stock price will result in fewer shares paid, and an increase in stock price will result in more shares paid.

        As discussed in our CD&A, one of the performance share measures is "FFO to total adjusted debt." This is a financial measure that is not calculated in accordance with generally accepted accounting principles ("GAAP"). This measure is based (with some adjustments in the case of performance shares granted prior to 2011, as discussed on page 36) on the Standard & Poor's methodology of calculating FFO to total adjusted debt. FFO is calculated by adjusting cash flow from operations (a GAAP measure) to remove all or a portion of the effects of: capitalized interest; changes in receivables, payables, fuel inventories, materials and supplies, accrued taxes and interest, and nuclear decommissioning trust fund investments; a portion of preferred dividends; operating lease payments; post-retirement benefit obligations; purchase capacity payments; asset retirement obligations; and equity-linked debt interest. These adjustments to 2012 cash flow from operations resulted in an FFO of $706 million. Total adjusted debt is comprised of the ending balance of short-term debt, long-term debt (excluding equity-linked debt), accrued interest expense, operating lease commitments, a portion of purchase capacity commitments, post-retirement benefit and asset retirement obligations, and a portion of preferred stock. Total adjusted debt for 2012, as calculated, was approximately $4.5 billion.

        Performance against the 2010-2012 performance share measures is discussed on page 36.

Annual Incentive Plan

        Under the annual incentive plan for 2012, our NEOs were eligible to receive up to 200 percent of a target amount set as a percentage of their respective base salaries. Please refer to page 33 of the CD&A for a discussion of the 2012 annual incentive plan and performance.

Cash Bonuses and Other Cash Compensation

        In 2012, the Board granted a discretionary cash bonus of $480,000 to Mr. Chesser in recognition of his significant contributions to the company. Mr. Chesser's bonus was paid coincident with his retirement.

        The total number of performance shares and restricted stock that would have been awarded to Mr. Chesser for the 2009-2011 performance period based on his LTIP target would have exceeded the 100,000 share maximum that may be awarded to any participant in any one taxable year under the LTIP. The Committee determined that to remedy this issue, at the time the restricted stock vests and subject to the same forfeiture provisions, Mr. Chesser would also be paid $165,025 in cash, representing the fair market value as of May 5, 2009, for the additional 11,500 shares over the 100,000 share maximum plus an additional amount of cash representing the amount of the dividends that would have been reinvested as "DRIP shares" on those 11,500 shares.

Salary and Bonus in Proportion to Total Compensation

        Please see the CD&A for an explanation of the amount of salary, bonus and other compensation elements in proportion to total compensation.

        The following table provides information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2012. There are no outstanding options.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards

Name (a)	Number of Shares of Stock That Have Not Vested (#) (1)(2) (g)	Market Value of Shares of Stock That Have Not Vested ($) (2)(3) (h)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (4) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (3)(4) (j)

Mr. Bassham	80,373	1,632,376	53,433	1,085,224

Mr. Shay	50,831	1,032,378	19,949	405,164

Mr. Heidtbrink	45,061	915,189	22,711	461,260

Ms. Humphrey	18,291	371,490	14,782	300,222

Mr. Deggendorf	26,242	532,975	12,879	261,572

Mr. Chesser	67,040	1,361,582	41,863	850,238

(1)
Includes reinvested dividends on restricted stock that carry the same restrictions.

(2)
Columns (g) and (h) reflect the time-based restricted stock grants that were not vested as of December 31, 2012. The following table provides the grant and vesting dates and number of unvested shares (including reinvested dividend shares) for each of the outstanding grants as of December 31, 2012. Also included are the 2010-2012 performance share awards, which, as of December 31, 2012, are earned, but have not yet vested.

Name	Grant Date	Vesting Date	Number of Shares That Have Not Vested

	June 1, 2012	June 1, 2015	5,119

	June 1, 2012	March 3, 2015	6,335

	March 2, 2012	March 3, 2015	25,855

Mr. Bassham	June 1, 2011	March 4, 2014	6,234

	March 1, 2011	March 4, 2014	12,077

	March 2, 2010	March 5, 2013	6,736

	March 2, 2010 (b)	March 5, 2013	18,017

	March 2, 2012	March 3, 2015	10,446

	March 1, 2011	March 4, 2014	10,533

Mr. Shay	August 18, 2010	August 18, 2015	5,970

	August 18, 2010	August 18, 2014	5,970

	August 18, 2010	August 18, 2013	17,912

	June 1, 2012	March 3, 2015	7,231

	March 2, 2012	March 3, 2015	8,880

Mr. Heidtbrink	March 1, 2011	March 4, 2014	7,521

	March 2, 2010	March 5, 2013	8,364

	March 2, 2010	March 5, 2013	3,555

	March 2, 2010 (b)	March 5, 2013	9,510

	March 2, 2012	March 3, 2015	8,357

Ms. Humphrey	March 1, 2011	March 4, 2014	7,162

	June 1, 2010	June 1, 2013	2,772

	March 2, 2012	March 3, 2015	7,312

Mr. Deggendorf	March 1, 2011	March 4, 2014	6,208

	March 2, 2010	March 5, 2013	3,462

	March 2, 2010 (b)	March 5, 2013	9,260

	March 1, 2011	March 4, 2014	—

Mr. Chesser (a)	March 2, 2010	March 5, 2013	—

	March 2, 2010 (b)	March 5, 2013	67,040

  (a)
  In accordance with his retirement agreement, Mr. Chesser's restricted stock awarded on March 2, 2010, and March 1, 2011, vested on May 31, 2012 in connection with his retirement, and his restricted stock awarded on March 2, 2012, was forfeited as of his May 31, 2012 retirement date.
  (b)
  These are the 2010-2012 performance share awards, which, as of December 31, 2012, are earned, but have not yet vested.
(3)
The value of the shares is calculated by multiplying the number of shares by the closing market price ($20.31) as of December 31, 2012.

(4)
Columns (i) and (j) reflect the performance share awards, at target, that were outstanding as of December 31, 2012. The value of the shares is calculated by multiplying the number of shares by the closing market price ($20.31) as of December 31, 2012. The following table provides, by performance period for each NEO, the number of performance shares for each of the outstanding grants as of December 31, 2012.

Name	Performance Period	Number of Shares

	2012-2014	5,018

	2012-2014	6,210

Mr. Bassham	2012-2014	25,089

	2011-2013	5,865

	2011-2013	11,251

Mr. Shay	2012-2014	10,137

	2011-2013	9,812

	2012-2014	7,088

Mr. Heidtbrink	2012-2014	8,617

	2011-2013	7,006

Ms. Humphrey	2012-2014	8,110

	2011-2013	6,672

Mr. Deggendorf	2012-2014	7,096

	2011-2013	5,783

Mr. Chesser	2011-2013	41,863

 OPTION EXERCISES AND STOCK VESTED

        We have omitted the "Option award" columns from the following table, because none of our NEOs have options.

Name (a)	Number of Shares Acquired on Vesting (#) (1) (d)	Value Realized on Vesting ($) (1) (e)

Mr. Bassham	38,498	799,603

Mr. Shay	—	—

Mr. Heidtbrink	16,199	326,913

Ms. Humphrey	—	—

Mr. Deggendorf	8,415	174,780

Mr. Chesser	118,202	2,392,649

(1)
Awards of time-based restricted stock, plus reinvested dividends, vested on February 10, 2012, March 6, 2012, and May 31, 2012. Shares earned on reinvested dividends on time-based restricted stock that had previously vested, vested on March 20, 2012, and June 20, 2012. The following table provides detail for each of these vesting and payment events.

	Vesting or Payment Date	Restricted Stock Vesting	Reinvested Dividends Vesting	Value on Vesting or Payment Date (1) ($)

Mr. Bassham	February 10, 2012	19,513	2,486	456,919

	February 10, 2012	14,635	1,864	342,684

Mr. Heidtbrink	March 20, 2012	—	85	1,704

	March 6, 2012	7,459	574	157,367

Mr. Deggendorf	February 10, 2012	7,168	913	167,842

	February 10, 2012	7,464	951	174,780

	June 20, 2012	—	389	8,165

Mr. Chesser	May 31, 2012	64,210	3,716	1,348,331

	February 10, 2012	44,250	5,637	1,036,153

(1)
The value realized on vesting or payment is the number of shares vested or paid multiplied by the average of the high and low stock prices on the applicable vesting or payment date (or the average of those averages for the business days immediately before and after if the vesting date occurred on a non-business day), as provided in the following table:

Vesting or Payment Date	Stock Price ($)

June 20, 2012	20.99

May 31, 2012	19.85

March 20, 2012	20.05

March 6, 2012	19.59

February 10, 2012	20.77

        The following discussion of the pension benefits for the NEOs reflects the terms of the Company's Management Pension Plan (the "Pension Plan"), SERP and the present value of accumulated benefits as of December 31, 2012.

PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)

Mr. Bassham	Management Pension Plan	7	226,267	—

	Supplemental Executive Retirement Plan	7	251,245	—

Mr. Shay	Management Pension Plan	2	50,045	—

	Supplemental Executive Retirement Plan	2	50,383	—

Mr. Heidtbrink (1)	Management Pension Plan	4	628,033	—

	Supplemental Executive Retirement Plan	4	75,651	—

Ms. Humphrey	Management Pension Plan	5.9	97,645	—

	Supplemental Executive Retirement Plan	5.9	56,764	—

Mr. Deggendorf (2)	Management Pension Plan	10.5	495,780	—

	Supplemental Executive Retirement Plan	10.5	175,422	—

Mr. Chesser (3)	Management Pension Plan	9	455,525	16,540

	Supplemental Executive Retirement Plan	18	—	3,201,410

(1)
Mr. Heidtbrink was a GMO employee prior to its acquisition by Great Plains Energy in 2008. Mr. Heidtbrink ceased accruing benefits under the GMO pension plan as of the acquisition date, and started accruing benefits under the Pension Plan and SERP. The years of credited service shown for him reflect service under these latter plans; however, the present value of accumulated benefits shown for the management pension plan reflects both his frozen GMO pension plan benefit and his Pension Plan benefit.
(2)
Mr. Deggendorf was previously a GMO employee, but had left its employ prior to its acquisition by Great Plains Energy in 2008. Mr. Deggendorf ceased accruing benefits under the GMO pension plan as of his separation from GMO, and once he became an officer of Great Plains Energy, began accruing benefits under the management Pension Plan and SERP. The years of credited service shown for him reflect service under these latter plans; however, the present value of accumulated benefits shown for the management Pension Plan reflects both his frozen GMO pension plan benefit and his Great Plains Energy management Pension Plan benefit.
(3)
Mr. Chesser was credited with two years of service for every one year of service earned under our Pension Plan, with such amount payable under our SERP. Without this augmentation, Mr. Chesser would have accrued $1,370,747 under the SERP. Mr. Chesser's SERP benefit was paid in 2012 due to his retirement in May 2012.

        Our NEOs participate in the Pension Plan and the SERP. In 2007, our management employees were given a one-time election to remain under the existing terms of the Pension Plan (the "Old Retirement Plan"), or to elect a new retirement program (the "New Retirement Plan") that included a slightly reduced benefit accrual formula under the Pension Plan (as well as a correspondingly reduced benefit accrual formula under the SERP for employees who participate in the SERP). Messrs. Chesser and Deggendorf elected to remain under the Old Retirement Plan; Mr. Bassham and Ms. Humphrey elected the New Retirement Plan. Messrs. Heidtbrink and Shay joined the Company subsequent to 2007, and were automatically enrolled in the New Retirement Plan. We note the differences between the Old Retirement Plan and the New Retirement Plan below.

        In the table above, the present value of the accumulated benefits under the Pension Plan and SERP with respect to each listed officer is based on the following assumptions: retirement at the later of (i) the age as of December 31, 2012, or (ii) age 62 (for Old Retirement Plan participants, the earlier of age 62 or when the sum of age and years of service equal 85), except the actual retirement date in May 2012 for Mr. Chesser was used; full vesting of accumulated benefits; a discount rate of 4.15 percent; and use of the Pension Protection Act mortality and lump sum interest rate tables.

Pension Plan

        The Pension Plan is a funded, tax-qualified, noncontributory defined benefit pension plan. Benefits under the Pension Plan are based on the employee's years of service and the average annual base salary over a specified period. Employees who elected to remain in the Old Retirement Plan and retire after they reach 65, or whose age and years of service at or after age 52 add up to 85 (the "Rule of 85"), are entitled under the Pension Plan to a total monthly annuity for the rest of their life (a "single life" annuity) equal to 50 percent of their average base monthly salary for the period of 36 consecutive months in which their earnings were highest. This reflects an accrual rate of 1.67 percent per year, capped at 30 years of service. The 50 percent single life annuity will be proportionately reduced if years of credited service are less than 30. Employees may also elect to retire and receive an unreduced benefit at age 62 with at least 5 years of credited service, in which case the benefit is based on their average base monthly salary for the period of 48 consecutive months in which their earnings were highest. Employees may also elect early retirement benefits if they retire between the ages of 55 and 62; in such a case the benefit is reduced by 3 percent for each year that commencement precedes age 62. Employees may elect other annuity options, such as joint and survivor annuities or annuities with payments guaranteed for a period of time. The present value of each annuity option is the same; however, the monthly amounts payable under these options are less than the amount payable under the single life annuity option. Employees also may elect to receive their retirement benefits in a lump sum equal to the actuarial equivalent of a single life pension under the Pension Plan. Of our NEOs under the Old Pension Plan, Mr. Chesser was eligible for a retirement benefit under the Pension Plan as of the end of 2012. Mr. Chesser's early retirement benefit would have been a monthly annuity equal to 12.5 percent of average base monthly salary during the period of 48 consecutive months in which earnings were highest. The compensation covered by the Pension Plan excludes any bonuses or other compensation. The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2012, the annual limitation was $250,000.

        Employees, such as Mr. Bassham and Ms. Humphrey, who elected the New Retirement Plan, retained the benefit they accrued as of December 31, 2007, under the old formula with the old early retirement reductions. Messrs. Heidtbrink and Shay have benefits only under the New Retirement Plan. Participants in the New Retirement Plan also earn a benefit equal to 1.25 percent of their final average base earnings (averaged over 48 consecutive months), multiplied by the years of credited service earned after 2007. There is no cap on the years of credited service that can be earned. Employees under the New Retirement Plan may begin receiving their retirement benefit at age 55, but with a 5 percent per year reduction for each year before age 62. There is no Rule of 85 for post-2007 accrued benefits; however, participants may receive post-2007 accrued benefits (subject to the 5 percent per year reduction if they retire at or after age 55 and before age 62) when they start receiving pre-2008 accrued benefits. Participants in the New Retirement Plan may receive only their pre-2008 accrued benefits in a lump sum; post-2007 benefits must be taken in the form of one of the annuities described in the preceding paragraph. Mr. Chesser retired on May 31, 2012. He was a participant under the Old Retirement Plan, and, pursuant to his election of a 100 percent joint pension, is receiving a monthly benefit.

SERP

        The SERP is unfunded and provides out of general assets an amount substantially equal to the difference between the amount that would have been payable under the Pension Plan in the absence of tax laws limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Plan. For participants under the Old Retirement Plan, it adds an additional one-third percent of highest average annual base salary for each year of credited service when the executive was eligible for supplemental benefits, up to a maximum of 30 years, and also makes up the difference (if any) between using a 36-month earnings averaging period and the averaging period used for the participant's benefits under the Pension Plan. Participants under the New Retirement Plan receive this same benefit; however, there is no cap on the years of credited service for benefits accrued after 2007. As mentioned, Mr. Chesser was credited with two years of service for every one year of service earned under our Pension Plan, with such amount payable under the SERP. Participants may elect the timing of the receipt of their benefits, as well as the form of their benefits (a lump sum payment or a variety of annuity options, all of which have the same present value). All of our NEOs have elected to receive their benefits in a lump sum upon separation from service. For participants, such as our NEOs, who are "specified employees" under Internal Revenue Code Section 409A and who elect payment on separation of service, payment of benefits accrued prior to 2005 will be made, or commence, when they separate from service; payment of benefits accrued after 2004 will be made, or commence, on the first business day of the seventh calendar month following their separation from service.

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contribution in Last FY (1) ($) (b)	Registrant Contributions in Last FY (2) ($) (c)	Aggregate Earnings in Last FY (3) ($) (d)	Aggregate withdrawals/ distributions ($) (e)	Aggregate Balance at Last FYE (4) ($) (f)

Mr. Bassham	36,000	21,000	31,017	(35,013)	429,012

Mr. Shay	39,000	19,922	6,900	—	126,779

Mr. Heidtbrink	—	—	—	—	—

Ms. Humphrey	90,000	11,481	7,487	(51,487)	105,151

Mr. Deggendorf	113,395	2,250	3,243	(107,565)	118,747

Mr. Chesser	400,000	—	251,589	(880,048)	3,563,269

(1)
The entire amount shown for each NEO is included in the 2012 salary and non-equity incentive plan compensation information shown for such person in the Summary Compensation Table. To provide consistency between the Summary Compensation Table, this table shows deferrals of compensation earned in 2012 (whether paid in 2012 or 2013). The amounts of 2012 salary deferred are: Mr. Bassham, $36,000; Mr. Shay, $24,000; Ms. Humphrey, $80,000; and Mr. Deggendorf, $75,000. The amounts of 2012 deferred non-equity incentive plan compensation are: Mr. Shay, $15,000; Ms. Humphrey, $10,000; Mr. Deggendorf, $38,395; and Mr. Chesser, $400,000.
(2)
The entire amount shown in this column for each NEO is included in the amount shown for each NEO in the "All Other Compensation" column in the Summary Compensation Table.
(3)
Only the above-market earnings are reported in the Summary Compensation Table. The above-market earnings were: Mr. Bassham, $19,026; Mr. Shay, $4,228; Ms. Humphrey, $4,586; Mr. Deggendorf, $1,967, and Mr. Chesser, $154,428.
(4)
The following amounts reported in this column were reported as compensation to the NEOs in the Summary Compensation Tables for previous years: Mr. Bassham, $119,068 (2011) and $22,671 (2010); Mr. Shay, $49,729 (2011) and $10,041 (2010); Ms. Humphrey, $46,772 (2011); Mr. Deggendorf $135,523 (2011) and $82,167 (2010); and Mr. Chesser, $487,947 (2011) and $854,320 (2010). Ms. Humphrey was not a NEO prior to 2011.

        Our DCP is a nonqualified and unfunded plan. It allows officers, including our NEOs, to defer the receipt of compensation. There are different deferral provisions for those participants, such as Messrs. Chesser and Deggendorf, who are under the Old Retirement Plan, and those for participants, such as Messrs. Bassham and Shay and Ms. Humphrey, who are under the New Retirement Plan. Old Retirement Plan participants may defer up to 50 percent of base salary and 100 percent of awards under annual incentive plans. The DCP provides for a matching contribution in an amount equal to

50 percent of the first 6 percent of the base salary deferred by Old Retirement Plan participants, reduced by the amount of the matching contribution made for the year to the participant's account under our 401(k) Plan, as described in our CD&A. For New Retirement Plan participants, the DCP provides for a matching contribution in an amount equal to 100 percent of the first 6 percent of the base salary, bonus and incentive pay deferred, reduced by the amount of the matching contribution made for the year to the participant's account under the 401(k) Plan. An earnings rate is applied to the deferral amounts. This rate is determined annually by the Committee and is based on the Company's weighted average cost of capital. The rate was set at 8.4 percent for 2012, and is 8.3 percent for 2013. Interest is compounded monthly on deferred amounts. Participants may elect prior to rendering services for which the compensation relates when deferred amounts are paid to them: either at a specified date, or upon separation from service. Mr. Bassham has elected to have the payout of one of his deferrals to be made on a date certain, with the others as of separation of service. Mr. Shay has elected to have his payments to be made as of his separation of service. Ms. Humphrey has elected for her payouts to be made the earlier of a date certain or as of her separation from service. Messrs. Bassham and Shay and Ms. Humphrey have elected to receive a lump sum payment; Mr. Chesser has elected to receive annual payments over a five-year period. For participants, such as our NEOs, who are "specified employees" under Internal Revenue Code Section 409A and who elect payment on separation of service, payment will be made, or commence, on the first business day of the seventh calendar month following their separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        Our NEOs are eligible to receive payments in connection with termination of their employment, as explained in this section.

Payments under Change in Control Severance Agreements

        We have Change in Control Severance Agreements ("Change in Control Agreements") with each of our NEOs, specifying the benefits payable in the event their employment is terminated within two years of a "Change in Control" or within a "protected period." Generally, a "Change in Control" occurs if:

  •
  any person (as defined by SEC regulations) becomes the beneficial owner of at least 35 percent of our outstanding shares of common stock or of the combined voting power of our outstanding securities;

  •
  a change occurs in the majority of our Board;

  •
  a merger, consolidation, reorganization or similar transaction is consummated (unless our shareholders continue to hold at least 60 percent of the voting power of the surviving entity); or

  •
  a complete liquidation, complete dissolution or an agreement for the sale or disposition of substantially all of our assets occurs or is approved by our shareholders (unless our shareholders continue to hold at least 60 percent of the voting power after such disposition or sale).

        A "protected period" starts when:

  •
  we enter into an agreement that, if consummated, would result in a Change in Control;

  •
  we, or another person, publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

  •
  any person (as defined by SEC regulations) becomes the beneficial owner of 10 percent or more of our outstanding voting securities; or

  •
  our Board, or our shareholders, adopt a resolution approving any of the foregoing matters or approving a Change in Control.

        The protected period ends when the Change in Control transaction is consummated, abandoned or terminated.

        The Company also believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. We believe these change in control arrangements effectively create incentives for our executive team to build shareholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards which are a significant component of each executive's compensation. These agreements are designed to encourage our NEOs to remain employed with the Company during an important time when their prospects for continued employment following the transaction could be uncertain. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive's employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

        Our change in control arrangements are "double trigger," meaning that acceleration of vesting is not awarded upon a change in control, unless the NEO's employment is terminated by the Company involuntarily (other than for cause) or by such NEO for good reason (generally explained below) within two years of a Change in Control or protected period. We believe this structure provides a balance between the incentives and the executive hiring and retention considerations described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change in control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their equity awards.

        The benefits under the Change in Control Agreements depend on the circumstances of termination. The benefits are greater if the employee is not terminated for "Cause," or if the employee terminates employment for "Good Reason." "Cause" includes:

  •
  a material misappropriation of any funds, confidential information or property;

  •
  the conviction of, or the entering of, a guilty plea or plea of no contest with respect to a felony (or equivalent);

  •
  willful damage, willful misrepresentation, willful dishonesty, or other willful conduct that can reasonably be expected to have a material adverse effect on the Company; or

  •
  gross negligence or willful misconduct in performance of the employee's duties (after written notice and a reasonable period to remedy the occurrence).

        An employee has "Good Reason" to terminate employment if:

  •
  there is any material and adverse reduction or diminution in position, authority, duties or responsibilities below the level provided at any time during the 90-day period before the "protected period";

  •
  there is any reduction in annual base salary after the start of the "protected period" (unless such reduction is in connection with a company-wide reduction);

  •
  there is any reduction in benefits below the level provided at any time during the 90-day period prior to the "protected period";

  •
  the employee is required to be based at any office or location that is more than 70 miles from where the employee was based immediately before the start of the "protected period"; or

  •
  the Company fails to require any successor to all or substantially all of the Company's business or assets to assume expressly and agree to perform under the Change in Control Agreements.

        Our Change in Control Agreements also have covenants prohibiting the disclosure of confidential information and preventing the employee from participating or engaging in any business that, during the employee's employment, and six months after, is in direct competition with the business of the Company or its affiliates within the United States (without prior written consent which, in the case of termination, will not be unreasonably withheld).

Change in Control with Termination of Employment

        The following table sets forth our payment obligations under the Change in Control Agreements, existing awards of restricted stock and performance shares, SERP and DCP under the circumstances specified upon a termination of employment for our NEOs, except for Mr. Chesser because he terminated his employment prior to December 31, 2012. We discuss his payment in a following section. The amounts shown in the table for each NEO are based on the following assumptions: (i) that the termination took place on December 31, 2012, (ii) that no vacation days were taken during 2012 and the full amount of this benefit is paid on December 31, 2012, and (iii) that the NEO was paid for all salary earned through the date of termination. Please refer to the "Pension Benefits" section for information regarding benefits available under the Pension Plan.

Benefit	Mr. Bassham ($)	Mr. Shay ($)	Mr. Heidtbrink ($)	Ms. Humphrey ($)	Mr. Deggendorf ($)

Two Times Salary (1)	990,000	800,000	830,000	640,000	560,000

Two Times Bonus (2)	396,530	339,484	244,302	160,642	183,220

Annual Bonus (3)	475,361	263,280	311,872	185,120	153,580

DCP payment (4)	366,995	131,828	—	109,378	—

SERP payment (5)	193,868	75,966	58,374	39,551	135,361

Additional Retirement Benefits (6)	402,567	370,370	391,563	292,264	298,288

Performance Share Awards Vesting (7)	1,130,329	426,223	480,231	315,324	274,704

Restricted Stock Vesting (8)	1,266,449	1,032,381	722,041	371,492	344,910

Health and Welfare (9)	53,661	53,769	53,552	37,992	53,353

Accrued 2012 Vacation	38,077	30,769	39,904	24,615	21,538

Tax Gross-Up (10)	1,129,653	893,753	844,895	683,958	507,802

Total	6,443,490	4,417,823	3,976,734	2,860,336	2,532,756

(1)
The NEOs receive two times their highest annual base salary, during the twelve-month period prior to the date of termination.
(2)
The NEOs receive two times their average annualized annual incentive compensation awards.
(3)
The Change in Control Agreements provide for a bonus at least equal to the average annualized incentive awards paid to the NEO during the last five fiscal years of the Company (or the number of years the NEO worked for the Company) immediately before the fiscal year in which the Change in Control occurs, prorated for the number of days employed in the year in which the Change in Control occurred. As the NEOs would have been eligible to receive the full amount of the 2012 annual incentive plan payments, which are greater than the annualized pro rata bonus amounts, the 2012 annual incentive plan payments are calculated assuming a bonus payment equal to the 2012 annual incentive plan payments.

(4)
Mr. Bassham has elected to have some of his payments made as of his separation of service, and some on dates certain. Mr. Shay elected to have his DCP balance paid out in lump sum when he separates from service. Ms. Humphrey has elected the earlier of separation from service or a date certain for her 2012 elections. Because these three NEOs are "specified employees" under Internal Revenue Code Section 409A, payments triggered by a separation from service are delayed to the first business day of the seventh month after the month in which separation from service occurs. Thus, the amounts shown for them reflect their DCP account balances as of December 31, 2012, plus interest on the balances to the July 1, 2013 payment date for those portions to be paid as of the date of separation from service. Mr. Deggendorf has elected dates certain for his only outstanding deferrals made as of December 31, 2012. Mr. Heidtbrink had no deferred compensation as of December 31, 2012.
(5)
All of our NEOs included in this table have elected to have their SERP benefits paid in a lump sum upon separation from service. The amounts shown on this line reflect the benefits payable under the SERP as of a July 1, 2013 payment date, reflecting the required Section 409A delay; the additional benefit arising from additional years of service credited upon a Change in Control is provided on the next line.
(6)
The amounts reflect the present value of the benefit arising from additional years of service credited upon a Change in Control. The NEOs are credited for two additional years of service. These benefits are paid through our SERP.
(7)
In the event of a "change in control" (which is consistent with the definition of a Change in Control in the Change in Control Agreements) and termination of employment without Cause or for Good Reason, our LTIP provides that all performance share grants (unless awarded less than six months prior to the change in control) are deemed to have been fully earned. The amounts shown for each person reflect the aggregate target number of performance shares, valued at the $20.31 closing price of our stock on December 31, 2012, plus accrued cash dividends.
(8)
In the event of a Change in Control and termination of employment without Cause or for Good Reason, our LTIP provides that all restrictions on restricted stock grants are removed. The amounts shown for each person reflect the aggregate number of restricted stock grants outstanding as of December 31, 2012, plus reinvested dividends carrying the same restrictions, valued at the $20.31 closing price of our stock on December 31, 2012.
(9)
The amounts include medical, accident, disability, and life insurance and are estimated based on our current COBRA premiums for medical coverage and indicative premiums for private insurance coverage for the individuals, as well as $13,915 payable to executives for financial services.
(10)
The Change in Control Agreements generally provide for an additional payment to cover excise taxes imposed by Section 4999 of the Internal Revenue Code ("Section 280G gross-up payments"). We have calculated these payments based on the estimated payments discussed above, as well as the acceleration of equity awards that are discussed in more detail below. In calculating these payments, we did not make any reductions for the value of reasonable compensation for pre-Change in Control period and post-Change in Control period service, such as the value attributed to non-compete provisions. In the event that payments are due under Change in Control Agreements, we would perform evaluations to determine the reductions attributable to these services.

Retirement

        Upon retirement, each NEO would receive a lump sum cash payment of all earned and unpaid salary, accrued but unused vacation, and the SERP and DCP benefits discussed above, among other benefits. Please refer to the "Pension Benefits" section for information regarding benefits available under the Pension Plan.

        Performance share and restricted stock awards are forfeited upon retirement, unless the Committee took other action in its sole discretion. Retirees are eligible for a prorated portion of annual incentive plan awards. There would have been no proration for a December 31, 2012 retirement, and the amounts of the 2012 awards are set out in column (g) of the Summary Compensation Table.

        Mr. Chesser's agreement dated May 22, 2012 with the Company in connection with his retirement provided for, among other things: the forfeiture as of his May 31, 2012 retirement date of restricted stock granted to him in 2012; the vesting of restricted stock granted to him prior to 2012; the retention of all performance share awards granted prior to 2012 as though he continued employment through the applicable payment dates; the payment of his 2012 annual incentive plan award as though he continued his employment through December 31, 2012, with Mr. Chesser deemed to have achieved the target level of the individual performance component of the award; a special bonus of $480,000 payable within 15 days after his retirement; and a general cross-release of claims. This retirement agreement superseded his prior offer letter and Change in Control Agreement.

Death or Disability

        In the event of death or disability, the NEO would receive a lump sum cash payment of all accrued and unpaid salary, vacation and benefits, and the SERP and DCP benefits discussed above. Please refer to the "Pension Benefits" section for information regarding benefits available under the Pension Plan. In addition, the outstanding performance share, restricted stock and annual incentive plan awards would have been payable as described in the "Retirement" section above. We also currently provide a survivor benefit to the beneficiaries of all active and retired employees, payable upon the employee's death. The survivor benefit is $10,000 for active employees and $5,000 for retired employees.

Resignation or Termination

        In the event of resignation or termination, the NEO would receive a lump sum cash payment of all accrued and unpaid salary, vacation and benefits, and the SERP and DCP benefits discussed above. Please refer to the "Pension Benefits" section for information regarding benefits available under the Pension Plan. The NEO would also be entitled to continue health insurance benefits, at his or her own cost, as mandated by COBRA, or to elect retiree medical coverage if eligible to do so. All outstanding equity and annual incentive awards would have terminated, unless the Committee took other action in its sole discretion.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
Item 2 on the Proxy Card

        The Board recognizes that providing shareholders with an advisory vote on executive compensation can produce useful information on investors' views of the Company's executive compensation program. As a result, and in accordance with SEC rules, we annually provide shareholders with the opportunity to cast an advisory vote on the compensation of our NEOs, as described in the "Executive Compensation" section of this Proxy Statement. Although the vote is advisory and non-binding on the Company, we value the opinions of our shareholders and the Committee plans to consider this vote when making future compensation decisions.

        As discussed in the Executive Compensation section of this Proxy Statement, our compensation principles and programs are designed to attract, motivate and retain key executives, who are crucial to achieving the Company's business objectives and maximizing shareholder value. Based on last year's say-on-pay proposal, which was approved by more than 80 percent of the shareholders voting on the matter, we believe that our shareholders agree that the Company's compensation programs are reasonable and appropriate.

        We believe our 2012 compensation decisions demonstrate our commitment to paying for performance and are supplemented by sound compensation policies and practices, including:

  •
  Committee Structure.  The Committee is solely comprised of independent directors, and the Committee retains an independent compensation consultant, Mercer, to regularly review and evaluate our compensation program. Mercer is retained directly by the Committee.

  •
  Stock Ownership Guidelines.  We have significant stock ownership and holding guidelines for all of our executive officers. Our Chief Executive Officer must hold a level of at least five times base salary. Other executive officers must hold either three or four times their respective base salaries.

  •
  Clawback Policy.  We have a clawback policy that allows the Company to recover cash incentive compensation and equity awards from senior executives in the event of a restatement of or other inaccuracy in the Company's financial statements for a period of up to three years.

  •
  Risk Assessment of Compensation Plans.  We annually conduct a risk assessment to evaluate whether our compensation program creates any risks that may have a material adverse effect on the Company.

  •
  Change in Control Benefit Triggers.  Our Change in Control Severance Agreements have a "double trigger" and require both a change in control and termination of employment prior to the payment of severance benefits, if any; and

  •
  Anti-Hedging Policy.  Our insider trading policy prohibits all employees, including our current NEOs, from hedging their ownership interests in our securities or pledging their securities as collateral for loans.

        The Board strongly endorses our compensation program and recommends that our shareholders vote in favor of the following resolution:

        "RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Executive Compensation section of this Proxy Statement."

The Board of Directors unanimously recommends a vote FOR
the approval of the Company's executive compensation.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
Item 3 on the Proxy Card

        Deloitte & Touche has acted as our independent public accountants since 2002, and has been appointed by the Audit Committee to audit our financial statements for 2013, subject to ratification by the shareholders of the Company. Representatives from Deloitte & Touche are expected to be present at the Annual Meeting, with the opportunity to make statements if they wish to do so, and are expected to be available to respond to appropriate questions.

        The affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote at the meeting is required for ratification of this appointment. If the appointment of Deloitte & Touche is not ratified, the Audit Committee will reconsider the selection of the independent public accountants.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        The Audit Committee has adopted policies and procedures for the pre-approval of all audit services, audit-related services, tax services and other services to be provided by the independent registered public accounting firm for the Company and its subsidiaries. Under these policies and procedures, the Audit Committee may pre-approve certain types of services, up to the aggregate fee levels it sets. Any proposed service within a pre-approved type of service that would cause the applicable fee level to be exceeded cannot be provided unless the Audit Committee either amends the applicable fee level or specifically approves the proposed service. The Audit Committee, as well, may specifically approve audit, audit-related, tax or other services on a case-by-case basis. Pre-approval is generally provided for up to one year, unless the Audit Committee specifically provides for a different period. The Company provides quarterly updates to the Audit Committee regarding actual fees spent with respect to pre-approved services. The Chair of the Audit Committee may pre-approve audit, audit-related, tax and other services provided by the independent registered public accounting firm as required between meetings and report such pre-approval at the next Audit Committee meeting.

Fees paid to Deloitte & Touche

        The following table sets forth the aggregate fees billed by Deloitte & Touche for audit services rendered in connection with the consolidated financial statements and reports for 2012 and 2011, and for other services rendered during 2012 and 2011 on behalf of the Company and its subsidiaries (all of which were pre-approved by the Audit Committee), as well as all out-of-pocket costs incurred in connection with these services:

Fee Category	2012	2011

Audit Fees	$2,193,670	$1,785,860

Audit-Related Fees	76,740	96,769

Tax Fees	127,649	269,765

All Other Fees	6,650	99,319

Total Fees:	$2,404,709	$2,251,713

        Audit Fees:    Consist of fees billed for professional services rendered for the audits of the annual consolidated financial statements of the Company and its subsidiaries and reviews of the interim condensed consolidated financial statements included in quarterly reports. Audit fees also include: services provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements; audit reports on the effectiveness of internal control over financial reporting and other attest services, except those not required by statute or regulation; services related to filings with the SEC, including comfort letters, consents and assistance with and review of documents filed with the SEC; and accounting research in support of the audit.

        Audit-Related Fees:    Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of consolidated financial statements of the Company and its subsidiaries and are not reported under "Audit Fees." These services include consultation concerning financial accounting and reporting standards.

        Tax Fees:    Consist of fees billed for tax compliance and related support of tax returns and other tax services, including assistance with tax audits, and tax research and planning.

        All Other Fees:    Consist of fees for all other services other than those described above. In 2011, these fees included a pension plan review.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche as the Company's independent public accountants for 2013.

AUDIT COMMITTEE REPORT

        The Audit Committee is currently comprised of seven independent directors. In connection with its function to oversee and monitor the financial reporting process of Great Plains Energy, the Audit Committee's activities in 2012 included the following:

  •
  reviewed and discussed the audited financial statements and the report on internal control over financial reporting with management and Deloitte & Touche;

  •
  discussed with Deloitte & Touche the matters required to be discussed by SEC regulations and by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted in Rule 3200T of the Public Company Accounting Oversight Board (the "PCAOB"); and

  •
  received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding Deloitte & Touche's communications with the Audit Committee concerning independence, and discussed with Deloitte & Touche its independence from management and the Company and its subsidiaries.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Audit Committee
Gary D. Forsee, Chair David L. Bodde Randall C. Ferguson, Jr. Thomas D. Hyde Ann D. Murtlow John J. Sherman Robert H. West

 OTHER BUSINESS

        Great Plains Energy is not aware of any other matters that will be presented for shareholder action at the Annual Meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares they represent according to their judgment.

By Order of the Board of Directors

Ellen E. Fairchild Vice President, Corporate Secretary and Chief Compliance Officer

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: GREAT PLAINS ENERGY INCORPORATED M53318-P33514 GREAT PLAINS ENERGY INCORPORATED ONE kANSAS CITY PLACE 1200 MAIN STREET kANSAS CITY, MO 64105 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except For Against Abstain VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FuTuRE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: Vote on Directors 01) Terry Bassham 02) David L. Bodde 03) Randall C. Ferguson, Jr. 04) Gary D. Forsee 05) Thomas D. Hyde 06) James A. Mitchell 07) Ann D. Murtlow 08) John J. Sherman 09) Linda H. Talbott 10) Robert H. West 2. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers. 3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for 2013. The Board of Directors recommends you vote FOR the following proposals: Vote on Proposals NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted by the person named in this proxy in their discretion. Please sign your name exactly as it appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

M53319-P33514 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. THANK YOu FOR VOTING! Great Plains Energy Incorporated Annual Meeting of Shareholders May 7, 2013 10:00 a.m. Central Daylight Time Great Plains Energy Incorporated One Kansas City Place 1200 Main Street Kansas City, Missouri 64105 GREAT PLAINS ENERGY INCORPORATED One Kansas City Place, 1200 Main Street, Kansas City, MO 64105 This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, May 7, 2013 The undersigned hereby appoints Terry Bassham and Ellen E. Fairchild, and each or either of them, proxies for the undersigned with power of substitution, to represent and vote all the shares of common stock of Great Plains Energy Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 7, 2013, and any adjournment or postponement of such meeting, upon the matters set forth on the reverse side of this card, and in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. This proxy revokes all prior proxies given by the undersigned. This proxy, if properly executed and returned, will be voted as directed on the reverse side. If this card is properly executed and returned without direction, such shares will be voted in accordance with the recommendations of Great Plains Energy's Board of Directors. If any other matters properly come before the meeting or any adjournment or postponement thereof, the persons named in this proxy will vote in their discretion. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion. In the event that one or more of the director nominees should become unavailable to serve at the time of the Annual Meeting, shares represented by proxy may be voted for the election of a nominee to be designated by the Board. Confidential Voting Instructions to JP Morgan Chase Bank, N.A., and its successors, as Trustee under the Great Plains Energy Incorporated 401(k) Savings Plan. I hereby direct the Trustee that the voting right pertaining to shares of Great Plains Energy Incorporated held by the Trustee and attributable to my account in the Plan shall be exercised at the Annual Meeting of Shareholders on May 7, 2013, or at any adjournment or postponement of such meeting, in accordance with the instructions on the reverse side of this card, to vote upon Items 1-3 and on any other business that may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors recommends a vote FOR each of the nominees listed in Item 1 and FOR Items 2 and 3. Continued and to be signed on reverse side